Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-154173

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated March 28, 2011.

Prospectus Supplement to the Prospectus dated April 6, 2009 and the Prospectus Supplement dated April 6, 2009 — No.
The Goldman Sachs Group, Inc.
Medium-Term Notes, Series D

$
Index- and ETF-Linked Notes due
(Linked to the S&P 500® Index, the MSCI EAFE Index, the Russell 2000® Index, the Dow Jones — UBS Commodity IndexSM and the iShares® MSCI Emerging Markets Index Fund)

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (set on the trade date, expected to be five years after the original issue date, subject to adjustment) will be based on the performance of five underliers: the S&P 500® Index, the MSCI EAFE Index, the Russell 2000® Index, the Dow Jones — UBS Commodity IndexSM and the iShares® MSCI Emerging Markets Index Fund (an exchange traded fund), as measured from the trade date to and including each of five observation dates (set on the trade date, expected to occur once annually, beginning approximately one year after the trade date up to the determination date, subject to adjustment), subject to some very significant conditions which are described below.

On the stated maturity date, for each $1,000 face amount of your notes we will pay you an amount in cash equal to the sum of the $1,000 face amount plus the product of the $1,000 face amount times the final return, subject to the minimum settlement amount of $1,050 and the maximum settlement amount (set on the trade date, expected to be between $1,987.50 and $2,150.00 and based on the maximum underlier return that will apply to each underlier as described below). The final return will equal the sum of the locked-in underlier returns of each of the five underliers. Each underlier will be used to determine the locked-in underlier return on one of the observation dates and, once selected, will not be eligible to be used to calculate the locked-in underlier return on any subsequent observation date.

The locked-in underlier return for each underlier will be determined as follows. On each observation date, the eligible underlier that has experienced the best underlier return from the trade date to that observation date will be selected and the locked-in underlier return for such underlier will be the greater of (1) the underlier return of such underlier as of that observation date, subject to the maximum underlier return (set on the trade date, expected to be between 19.75% and 23.00%) and (2) the minimum underlier return of -15%. On each observation date, the eligible underlier(s) will be only the underlier(s) that have not been selected to calculate the locked-in underlier return on any previous observation date. Once an underlier has been used to calculate a locked-in underlier return it will not be used to calculate the locked-in underlier return on any subsequent observation date, regardless of whether it has the best return on any subsequent observation date. On the final observation date there will be only one eligible underlier and the locked-in component return on such date will be based on the performance of such underlier from the trade date to the final observation date.

The return of each eligible underlier will be determined on each observation date as follows: First, we will subtract the initial underlier level (set on the trade date) from the closing level of the underlier on that observation date. Then, we will divide the result by the initial underlier level, and express the resulting fraction as a percentage, which may be positive or negative.

The amount you will be paid on your notes on the stated maturity date will not be affected by the closing levels of the eligible underlier(s) on any day other than the observation dates. Further, the maximum payment that you could receive on the stated maturity date with respect to each $1,000 face amount of your notes (the minimum denomination) is limited to the maximum settlement amount of between $1,987.50 and $2,150.00 (to be set on the trade date). In addition, the notes will not pay interest, and no other payments on your notes will be made prior to the stated maturity date.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-3 and “Specific Terms of Your Notes” on page S-22.

Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) will, and the price you will receive for your notes may, be significantly less than the original issue price. The value or quoted price of your notes at any time will reflect many factors and cannot be predicted; however, the price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through October     , 2013. We encourage you to read “Additional Risk Factors Specific to Your Notes” on page S-9 of this prospectus supplement so that you may better understand those risks.

Original issue date (settlement date):	, 2011	Original issue price:	% of the face amount
Underwriting discount:	% of the face amount	Net proceeds to the issuer:	% of the face amount

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth above.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co., or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

“Standard & Poor’s®”, “S&P®” and “S&P 500®” are registered trademarks of Standard & Poor’s Financial Services LLC (“Standard & Poor’s”) and are licensed for use by The Goldman Sachs Group, Inc. and its affiliates. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s does not make any representation regarding the advisability of investing in the notes.

The MSCI EAFE Index is the exclusive property of MSCI Inc. (“MSCI”). MSCI and the MSCI EAFE Index name are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by The Goldman Sachs Group, Inc. The notes referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any of the notes. The accompanying prospectus contains a more detailed description of the limited relationship MSCI has with The Goldman Sachs Group, Inc. and any related financial securities. No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

The Russell 2000® Index is a trademark of Russell Investment Group (“Russell”) and has been licensed for use by The Goldman Sachs Group, Inc. The notes are not sponsored, endorsed, sold or promoted by Russell, and Russell makes no representation regarding the advisability of investing in the notes.

The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC (“CME Indexes”), and UBS Securities LLC (“UBS”), and have been licensed for use. “Dow Jones®”, “Dow Jones Indexes”, “DJ”, “UBS”, “Dow Jones-UBS Commodity Indexes”, “DJ-UBSCI” are service marks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and UBS AG, as the case may be, and have been licensed for use for certain purposes by The Goldman Sachs Group Inc. The Goldman Sachs Group, Inc.’s notes are not sponsored, endorsed, sold or promoted by Dow Jones, CME Indexes, UBS or any of their respective subsidiaries or affiliates, and none of Dow Jones, CME Indexes, UBS or any of their respective affiliates, makes any representation regarding the advisability of investing in such notes.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BITC”). The notes are not sponsored, endorsed, sold, or promoted by BITC. BITC makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BITC has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

Goldman, Sachs & Co.

Prospectus Supplement dated                     , 2011.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “notes”. Each of the notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-22. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, of The Goldman Sachs Group, Inc. relating to the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Underliers: the S&P 500® Index (Bloomberg ticker “SPX”), as published by Standard & Poor’s Financial Services LLC (“Standard & Poor’s”); the MSCI EAFE Index (Bloomberg ticker “MXEA”), as maintained by MSCI Inc. (“MSCI”); the Russell 2000® Index (Bloomberg ticker, “RTY”), as maintained by Russell Investment Group; the Dow Jones — UBS Commodity IndexSM (Bloomberg ticker “DJUBS”), as maintained by CME Index Services LLC (“CME Indexes”) and UBS; and the iShares® MSCI Emerging Markets Index Fund (Bloomberg ticker “EEM UP”) (the “iShares® Fund”); see “The Underliers” on page S-32

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount of $1,000; $             in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement but prior to the settlement date

Payment amount: on the stated maturity date we will pay you, for each $1,000 face amount of your notes, an amount in cash equal to the cash settlement amount

Cash settlement amount:

•

if the final return is greater than the minimum final return, the sum of (1) the $1,000 face amount plus (2) the product of (i) the final return multiplied by (ii) the $1,000 face amount, subject to the maximum settlement amount; or

•	if the final return is equal to or less than the minimum final return, the minimum settlement amount

Final return: the sum of the five locked-in underlier returns, expressed as a percentage

Eligible underlier: on each observation date, an underlier will be an eligible underlier if it has not been selected to be used to calculate the locked-in underlier return on any previous observation date

Locked-in underlier return: on each observation date, the underlier with the best underlier return (greatest positive or least negative) from among the eligible underlier(s) as of such observation date will be selected and the locked-in underlier return for such underlier will be:

•	if the underlier return of such underlier as of such observation date is less than or equal to the minimum underlier return, the minimum underlier return;

•

if the underlier return of such underlier as of such observation date is greater than the minimum underlier return but less than the maximum underlier return, the underlier return of such underlier; or

•	if the underlier return of such underlier as of such observation date is greater than or equal to the maximum underlier return, the maximum underlier return

The underlier for which the locked-in underlier return is calculated on a particular observation date will not be an eligible underlier for purposes of determining the underlier that will be selected on subsequent observation dates.

If multiple eligible underliers have the same underlier returns on an observation date and such underlier returns are greater than the underlier return of any other eligible underlier on such observation date, then the eligible underlier that appears first in the following list from among those eligible underliers with the best underlier returns will be selected as the underlier used to calculate the locked-in underlier return for such observation date: the S&P 500® Index; the MSCI EAFE Index; the Russell 2000® Index; the Dow Jones — UBS Commodity IndexSM; and the iShares® Fund

Initial underlier levels (to be set on the trade date):

Underlier:	Initial underlier level:
S&P 500® Index
MSCI EAFE Index
Russell 2000® Index
Dow Jones — UBS Commodity IndexSM
iShares® Fund

Underlier return: with respect to each eligible underlier on each observation date, the quotient of (1) the closing level of the underlier on the observation date minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage

Maximum underlier return (to be set on the trade date): expected to be between 19.75% and 23.00%

Minimum underlier return: -15%

Maximum settlement amount (to be set on the trade date): (i) the $1,000 face amount plus (ii) five times the maximum underlier return times the $1,000 face amount, expected to be between $1,987.50 and $2,150.00

Minimum settlement amount: $1,050

Minimum final return: 5%

Trade date:

Original issue date (settlement date): expected to be the fifth scheduled business day following the trade date

Stated maturity date (to be set on the trade date): expected to be five years after the original issue date, subject to postponement as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-24

Observation dates (to be set on the trade date): expected to occur once annually, beginning approximately one year after the trade date up to the determination date, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Observation Dates” on page S-25

Determination date (to be set on the trade date): expected to be the last observation date, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-25

No interest: the offered notes will not bear interest

No listing: the offered notes will not be listed on any securities exchange or interdealer market quotation system

No redemption: the offered notes will not be subject to redemption right or price dependent redemption right

Calculation agent: Goldman, Sachs & Co.

Business day: as described on page S-28

Trading day: as described on page S-28

Closing level of the underliers: as described on page S-24

CUSIP no.: 38143UTH4

ISIN no.: US38143UTH40

Conflicts of interest: Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following tables are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical final returns and hypothetical locked-in underlier returns, as applicable, on the observation dates and determination date could have on the payment amount at maturity assuming all other variables remain constant.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates and the volatility of the underliers. In addition, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) will, and the price you may receive for your notes may, be significantly less than the issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (As Determined by Reference to Pricing Models Used by Goldman, Sachs & Co.) Will, and the Price You May Receive for Your Notes May, Be Significantly Less than the Original Issue Price” on page S-9 and “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-11. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000.00

Maximum settlement amount	$1,987.50

Minimum settlement amount	$1,050.00

Minimum final return	5.00%

Maximum underlier return	19.75%

Minimum underlier return	-15.00%

Neither a market disruption event nor a non-trading day occurs on any of the originally scheduled observation dates or the originally scheduled determination date

No change in or affecting any of the underlier stocks or the underlier commodities or the method by which the underlier sponsors calculate the underliers

Notes purchased on original issue date and held to the stated maturity date

The examples below are based on a range of underlier returns that are entirely hypothetical; no one can predict what the levels of the underliers will be on any of the observation dates, and no one can predict what the final return will be on the determination date. The underliers have been highly volatile in the past — meaning that the levels of the underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

Moreover, we have not yet set the initial underlier levels that will serve as the baseline for determining the locked-in underlier returns and the amount that we will pay on your notes at maturity. We will not do so until the trade date. As a result, the actual initial underlier levels may differ substantially from the underlier levels prior to the trade date and may be higher or lower than the actual closing level of the underliers on the trade date.

For these reasons, the actual performance of the underliers over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this prospectus supplement. For information about the historical levels of the underliers during recent periods, see “The

Underliers — Historical High, Low and Closing Levels of the Underliers” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underliers between the date of this prospectus supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks or underlier commodities.

Example 1. The underliers increase in value over the life of the offered notes.

Underlier	Initial underlier level	Closing levels on each annual observation date
		Year 1	Year 2	Year 3	Year 4	Year 5

S&P 500® Index	100.00	92.00	104.00	100.00	101.00	104.00

MSCI EAFE Index	100.00	95.00	106.00	98.00	99.00	106.00

Russell 2000® Index	100.00	106.00	130.00	80.00	144.00	85.00

Dow Jones – UBS Commodity IndexSM	100.00	90.00	100.00	129.00	109.00	107.00

iShares® Fund	100.00	102.00	97.00	103.00	102.00	110.00

		Return on eligible underlier(s) on each annual observation date (“n/a” indicates that an underlier is not eligible)
		Year 1	Year 2	Year 3	Year 4	Year 5
S&P 500® Index		-8.00%	4.00%	0.00%	1.00%	4.00%

MSCI EAFE Index		-5.00%	6.00%	n/a	n/a	n/a

Russell 2000® Index		6.00%	n/a	n/a	n/a	n/a

Dow Jones – UBS Commodity IndexSM		-10.00%	0.00%	29.00%	n/a	n/a

iShares® Fund		2.00%	-3.00%	3.00%	2.00%	n/a

Best performing underlier return		6.00%	6.00%	29.00%	2.00%	4.00%

Locked-in underlier return		6.00%	6.00%	19.75%	2.00%	4.00%

Final return	37.75% = 6.00% + 6.00% + 19.75% + 2.00% + 4.00%

Minimum final return	5.00%

Cash settlement amount	$1,377.50 = $1,000 + (1,000 x 37.75%)

In this example, the return on the Russell 2000® Index at the end of year two is greater than the return on any of the other underliers. However, since the Russell 2000® Index was chosen in year one for calculation of the locked-in underlier return, it is not among the eligible undeliers in year two, resulting in an underlier with a lower return being selected for the locked-in underlier return in that year.

Also, in this example the return of the best performing eligible underlier in year three is 29.00%. Since this is greater than the maximum underlier return of 19.75%, the locked-in underlier return for that year is 19.75%.

Since the hypothetical final return in this example exceeds the minimum final return of 5.00%, the cash settlement amount will equal the $1,000 face amount plus the $1,000 face amount times the final return of 37.75%, or $1,377.50.

Example 2. Some underliers increase in value over the life of the offered notes, while others decrease in value.

	Initial underlier level	Closing levels on each annual observation date
Underlier		Year 1	Year 2	Year 3	Year 4	Year 5

S&P 500® Index	100.00	92.00	94.00	90.00	75.00	100.00

MSCI EAFE Index	100.00	95.00	95.00	98.00	99.00	106.00

Russell 2000® Index	100.00	106.00	100.00	80.00	144.00	85.00

Dow Jones – UBS Commodity IndexSM	100.00	90.00	90.00	99.00	109.00	107.00

iShares® Fund	100.00	102.00	87.00	99.00	80.00	110.00

		Return on eligible underlier(s) on each annual observation date (“n/a” indicates that an underlier is not eligible)

		Year 1	Year 2	Year 3	Year 4	ear 5

S&P 500® Index		-8.00%	-6.00%	-10.00%	-25.00%	0.00%

MSCI EAFE Index		-5.00%	-5.00%	n/a	n/a	n/a

Russell 2000® Index		6.00%	n/a	n/a	n/a	n/a

Dow Jones – UBS Commodity IndexSM		-10.00%	-10.00%	-1.00%	n/a	n/a

iShares® Fund		2.00%	-13.00%	-1.00%	-20.00%	n/a

Best performing underlier return		6.00%	-5.00%	-1.00%	-20.00%	0.00%

Locked-in underlier return		6.00%	-5.00%	-1.00%	-15.00%	0.00%

Final return	-15.00% = 6.00% + -5.00% + -1.00% + -15.00% + 0.00%

Minimum final return	5.00%

Cash settlement amount	$1,050.00 = $1,000 + (1,000 x 5.00%)

In this example, a positive locked-in underlier return in year one is outweighed by negative locked-in underlier returns in years two, three and four. Also, in this example, in year three, two underliers have the same return which is the best return among the eligible underliers in that year. Because the Dow Jones — UBS Commodity IndexSM appears before the iShares® Fund on the list under the heading “Summary Information — Locked-in underlier return” above, the Dow Jones — UBS Commodity IndexSM is selected for calculation of the locked-in underlier return. Finally, in this example the return of the best performing eligible underlier in year four is -20.00%. Since this is less than the minimum underlier return of -15.00%, the locked-in underlier return for that year is -15.00%.

Since the hypothetical final return in this example is less than the minimum final return of 5.00%, the cash settlement amount will equal the minimum settlement amount, or $1,050.00.

The payment amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks or underlier commodities that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payment amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-11.

We cannot predict the actual final return or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier levels and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial underlier levels, the levels of the underliers on any of the observation dates and the actual final return determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated April 6, 2009. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks or the underlier commodities, i.e., the stocks and commodities comprising the underlier to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (As Determined by Reference to Pricing Models Used By Goldman, Sachs & Co.) Will, and the Price You May Receive for Your Notes May, Be Significantly Less than the Original Issue Price

The price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through October     , 2013. After October     , 2013, the price at which Goldman, Sachs & Co. would buy or sell notes will reflect the value determined by reference to the pricing models, plus our customary bid and asked spread.

In addition to the factors discussed above, the value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including a deterioration in our creditworthiness or perceived creditworthiness whether measured by our credit ratings or other credit measures. These changes may adversely affect the market price of your notes, including the price you may receive for your notes in any market making transaction. In addition, even if our creditworthiness does not decline, the value of your notes on the trade date is expected to be significantly less than the original issue price taking into account our credit spreads on that date. The quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. See “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” below.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. Even if the payment amount on your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Payment Amount on Your Notes Will Not Be Affected by the Closing Levels of the Underliers on Any Day Other Than the Observation Dates on Which the Eligible Underliers’ Returns Are Calculated

The cash settlement amount that will be paid on your notes will be determined based on the closing level of each underlier on the observation date on which such underlier is selected to be used to calculate the locked-in underlier return for such observation date. Although the actual closing levels of the underliers on the stated maturity date or at other times during the life of your notes may be higher than the levels reflected in the underlier returns used to calculate the locked-in underlier returns and the final return, you will not benefit from the closing levels of any underlier at any time other than on the applicable observation date. Once an underlier has been used to calculate a locked-in underlier return it will not be used to calculate the locked-in underlier return on subsequent observation dates, regardless of whether it has the best underlier return on subsequent observation dates.

The Lower Performance of One or More Underliers May Offset an Increase in the Other Underliers

The notes are based on the performance of five underliers. Declines in the level of the eligible underlier(s) as of any observation date may offset or exceed increases in the levels of the underliers as of any earlier observation date. Similarly, increases in the levels of the eligible underlier(s) as of any observation date may not be sufficient to offset or overcome declines in the eligible underliers as of any earlier observation date. As a result, the return on your notes may be reduced even if the performance of the eligible underliers is positive during any one or more periods during the life of your notes. This may have the effect of reducing the cash settlement amount in respect of your notes at maturity.

The Potential for the Value of Your Notes to Increase Is Limited

Your ability to participate in any change in the value of the underliers over the life of your notes will be limited because the locked-in underlier return for each underlier is subject to the maximum underlier return, which will be set on the trade date and is expected to be between $19.75% and 23.00%. As a result, your notes are subject to a maximum settlement amount, expected to be between $1,987.50 and $2,150.00. The maximum underlier return will limit the amount in cash you may receive for each of your notes at maturity, no matter how much the levels of the underliers increase from the trade date to each of the observation dates. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the underliers.

Past Underlier Performance is No Guide to Future Performance

The actual performance of the underliers over the life of the notes, as well as the amount payable at maturity, may bear little relation to the hypothetical historical closing levels of the underliers or to the hypothetical return examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the underliers or the final return.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement but prior to the settlement date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this prospectus supplement.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Index Stocks Underlying the S&P 500® Index, the MSCI EAFE Index or the Russell 2000® Index

The sponsor of the S&P 500® Index, the sponsor of the MSCI EAFE Index and the sponsor of the Russell 2000® Index calculate the levels of the S&P 500® Index, the MSCI EAFE Index and the Russell 2000® Index, respectively, by reference to the prices of the index stocks underlying the S&P 500® Index, the index stocks underlying the MSCI EAFE Index or the index stocks underlying the Russell 2000® Index, as applicable, without taking account of the value of dividends paid on those index stocks. Therefore, the return on your notes will not reflect the return you would realize if you actually owned the index stocks underlying the S&P 500® Index, the index stocks underlying the MSCI EAFE Index or the index stocks underlying the Russell 2000® Index and received the dividends paid on those index stocks. See “— You Have No Shareholder Rights or Rights to Receive Any Stock” below for additional information.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Stocks Underlying the MSCI Emerging Markets IndexSM

You will not receive any dividends that may be paid on any of the stocks underlying the MSCI Emerging Markets IndexSM, on which the iShares® Fund is based. As a result, the return on your notes will not reflect the return you would realize if you actually owned the stocks that underlie the MSCI Emerging Markets IndexSM and received the dividends paid on those stocks.

The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•

the level of the underliers to which your notes are linked on any of the observation dates, the initial underlier level of each underlier, the maximum settlement amount, the minimum settlement amount, the maximum underlier return and the minimum underlier return

•	the volatility — i.e., the frequency and magnitude of changes — in the level of the underliers;

•	the dividend rates of the stocks underlying the underliers;

•

economic, financial, legislative, regulatory and political, military or other events that affect the stock markets generally and the stocks and commodities underlying the underliers, and which may affect the level of the underliers;

•	other interest rate and yield rates in the market;

•	the time remaining until your notes mature; and

•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your notes before maturity,

including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.

You cannot predict the future levels of the underliers based on their historical fluctuations. The actual performance of the underliers over the life of the notes may bear little or no relation to the historical levels of the underliers or to the hypothetical examples shown elsewhere in this prospectus supplement.

Recent Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Notes

The United States Congress recently enacted comprehensive legislation that will substantially affect the regulation of the commodity and futures markets. The legislation also requires the regulators to adopt regulations to implement the legislation. The CFTC has proposed certain of the required regulations, but final regulations have not yet been adopted, and the ultimate nature and scope of the regulations therefore cannot yet be determined. However, the legislation requires the CFTC to impose, and the CFTC has proposed rules to impose limits on the size of positions that can be held by market participants in derivatives on physical commodities, including futures and swaps. These limits could restrict the ability of market participants to participate in the commodity, futures and swap markets to the extent and at the levels that they have in the past. These factors may have the effect of reducing liquidity in these markets and affecting the structure of the markets in other ways. In addition, these legislative and regulatory changes will likely increase the level of regulation of markets and market participants, and therefore the costs of participating in the commodities, futures and swap markets. Without limitation, these changes will require most commodity derivative transactions to be executed on regulated exchanges or trading platforms and cleared through regulated clearing houses. In addition, swap dealers will be required to be registered and will be subject to various regulatory requirements, including capital and margin requirements. The various legislative and regulatory changes, and the resulting increased costs and regulatory oversight and requirements, could impact the price and volatility of the prices of the Dow Jones — UBS Commodity IndexSM, which could in turn adversely affect the return on and the value of your notes.

If the Levels of the Underliers Change, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the underliers. Changes in the level of the underliers may not result in a comparable change in the market value of your notes. Even if the levels of the underliers increase above the initial underlier levels during the life of the notes, the market value of your notes may not increase by the same amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” above.

Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Underliers, Underlier Stocks or Underlier Commodities May Impair the Value of Your Notes

As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged or expect to hedge our obligations under the notes by purchasing futures and/or other instruments linked to the underliers or the stocks or commodity contracts comprising the underliers. We refer to the stocks comprising the underliers as the underlier stocks and we refer to the commodity contracts comprising the Dow Jones — UBS Commodity IndexSM as the underlier commodities. We also have adjusted or expect to adjust our hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underliers, underlier stocks or underlier commodities at any time and from time to time, and to unwind the hedge by selling any of the foregoing, on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other underlier-linked notes whose returns are linked to changes in the level of one or more of the underliers or one or more of the underlier stocks or underlier commodities, as applicable. Any of these hedging activities may adversely affect the level of the underliers — directly or indirectly by affecting the price of the underlier stocks or underlier commodities — and therefore the market value of your notes and the amount we will pay on your notes at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Use of Proceeds and Hedging” on page S-31 for a further discussion of transactions in which we or one or more of our affiliates may engage.

Goldman, Sachs & Co. and our other affiliates have engaged or may engage in trading in one or more of the underlier stocks or underlier commodities or instruments whose returns are linked to the underliers, underlier stocks or underlier commodities for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the level of the underliers — directly or indirectly by affecting the price of the underlier stocks or underlier commodities — and therefore, the market value of your notes and the amount we will pay on your notes at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of the underliers or one or more of the underlier stocks or underlier commodities. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the amount we will pay on your notes at maturity.

You Have No Shareholder Rights or Rights to Receive Any Stock

Investing in your notes will not make you a holder of any of the index stocks underlying the S&P 500® Index, the Russell 2000® Index, or the MSCI EAFE Index, or a holder of any shares of the iShares® Fund. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to those stocks or shares of the iShares® Fund. Your notes will be paid in cash to the extent any amount is payable at maturity, and you will have no right to receive delivery of any of the stocks underlying the S&P 500® Index, the Russell 2000® Index, or the MSCI EAFE Index, or any shares of the iShares® Fund.

You Have No Rights with Respect to Commodity Contracts or Commodities or Rights to Receive Any Contracts or Commodities

Investing in your notes will not make you a holder of any commodity contracts underlying the Dow Jones — UBS Commodity IndexSM or any commodities underlying such contracts. Neither you nor any other holder or owner of your notes will have any rights with respect to any commodity contracts or commodities. Any amounts payable on your notes will be made in cash, and you will have no right to receive any commodity contracts underlying the Dow Jones — UBS Commodity IndexSM or any commodity underlying such contracts.

The Correlation Between the Performance of the iShares® Fund and the Performance of the Underlying MSCI Emerging Markets IndexSM May Be Imperfect

The iShares® Fund uses a representative sampling strategy to track the performance of the MSCI Emerging Markets IndexSM underlying the iShares® Fund which may give rise to tracking error, i.e., the discrepancy between the performance of the MSCI Emerging Markets IndexSM and the performance of the iShares® Fund. In addition, because the shares of the iShares® Fund are traded on an exchange and are subject to market supply and investor demand, the market value of one share of the iShares® Fund may differ from the net asset value per share of the iShares® Fund. Because of the potential discrepancies identified above, the iShares® Fund return may not correlate perfectly with the return on the MSCI Emerging Markets IndexSM over the same period. For more information, see “The Underliers — The iShares® MSCI Emerging Markets Index Fund” on page S-44.

An Investment in the Notes Is Subject to Risks Associated with Foreign Securities Markets

Two of the underliers to which your notes are linked, the MSCI EAFE Index and the iShares® Fund, are in turn linked to the value of foreign equity securities. The MSCI EAFE Index consists of twenty-two developed equity market country indices, which are in turn comprised of the stocks traded in the equity markets of such countries. The MSCI Emerging Markets IndexSM, which the

iShares® Fund tracks, consists of twenty-one emerging market country indices, which are, in turn, comprised of the stocks traded in the equity markets of such countries. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the MSCI EAFE Index and the MSCI Emerging Markets IndexSM may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Because foreign exchanges may be open on days when the iShares® Fund is not traded, the value of the securities underlying the iShares® Fund may change on days when shareholders will not be able to purchase or sell the iShares® Fund’s shares.

Investment in the Offered Notes Is Subject to Risks Associated with Securities Markets in Emerging Market Countries

The iShares® Fund holds stocks traded in the equity markets of emerging markets countries. You should be aware that investments in securities linked to the value of equity securities in emerging markets involve particular risks. Such foreign securities markets may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect emerging markets differently from U.S. or other securities markets.

The countries whose markets are represented by the iShares® Fund include Bermuda, Brazil, Cayman Islands, Chile, China, Colombia, the Czech Republic, Egypt, Hong Kong, Hungary, India, Indonesia, South Korea, Malaysia, Mexico, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, Turkey and the United States.

Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for the index fund investment advisor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the index fund.

An Investment in the Notes Is Subject to Risks Associated With Foreign Commodities Markets

The Dow Jones — UBS Commodity IndexSM consists of commodity contracts on 19 physical commodities, three of which are traded on the

London Metal Exchange (LME). You should be aware that investments in securities linked to the value of foreign commodity contracts involve particular risks.

The Dow Jones — UBS Commodity IndexSM will include commodity contracts on foreign trading facilities that are not regulated by U.S. regulatory authorities. The Dow Jones — UBS Commodity IndexSM will include contracts on physical commodities on trading facilities located outside the United States. The Dow Jones-UBS Commodity Index Supervisory Committee currently has not established any limits on the percentages of the commodities, by weight, traded on a non-U.S. trading facility that can be included in the index; historically, such percentages have not exceeded 20%. The regulations of the Commodity Futures Trading Commission do not apply to trading on foreign trading facilities, and trading on foreign trading facilities may involve different and greater risks than trading on United States trading facilities. Certain foreign markets may be more susceptible to disruption than United States trading facilities due to the lack of a government-regulated clearinghouse system. Trading on foreign trading facilities also involves certain other risks that are not applicable to trading on United States trading facilities. Those risks include: exchange rate risk relative to the U.S. dollar, exchange controls, expropriation, burdensome or confiscatory taxation, and moratoriums, and political or diplomatic events. It will also likely be more costly and difficult for CME Indexes, UBS and the Dow Jones-UBS Commodity Index Supervisory Committee to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the commodity contracts included in the index.

Your Notes Are Linked in Part to the MSCI EAFE Index, and Are Therefore Subject to Foreign Currency Exchange Rate Risk

Because the notes are linked in part to the MSCI EAFE Index (and its component country indices, as defined in “The Underliers” on page S-32), investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies represented in that index which are calculated in such manner. An investor’s net exposure will depend on the extent to which the currencies represented in the MSCI EAFE Index strengthen or weaken against the U.S. dollar and the relative weight of each relevant currency represented in the overall index. If, taking into account such weight, the dollar strengthens against such currencies, the level of the MSCI EAFE Index will be adversely affected and the amount payable at maturity of the notes may be reduced.

Foreign currency exchange rates vary over time, and may vary considerably during the life of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

•	rates of inflation;

•	interest rate levels;

•	the balance of payments among countries;

•	the extent of government surpluses or deficits in the component countries and the United States; and

•	other financial, economic, military and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the various component countries and the United States and other countries important to international trade and finance.

The price of the notes and payment on the stated maturity date could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad with respect to the index or other de facto restrictions on the repatriation of U.S. dollars.

The Return on Your Notes With Respect to the MSCI EAFE Index Will Depend on Changes in the Level of the MSCI EAFE Index and Will Not Be Adjusted for Changes in U.S. Dollar Foreign Currency Exchange Rates

Although the index stocks underlying the MSCI EAFE Index are traded in currencies other than U.S. dollars and your notes are denominated in U.S. dollars, the payment amount on your notes at maturity will not be adjusted for changes in the U.S. dollar foreign currency exchange rates relating to index stocks underlying the MSCI EAFE Index. The payment amount on the stated maturity date with respect to the MSCI EAFE Index will be based solely upon the overall change in the level of the MSCI EAFE Index on each observation date. Changes in foreign currency exchange rates, however, may reflect changes in the European, Australian and Far East economies that, in turn, may affect the final level of the MSCI EAFE Index.

Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us

As we have noted above, Goldman, Sachs & Co. and our other affiliates have owned or expect to own securities of, and have engaged or expect to engage in trading activities related to the underliers, the underlier stocks and the underlier commodities that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the underliers, could be adverse to your interests as a beneficial owner of your notes.

Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the underlier stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of your notes. Moreover, one or more of our affiliates may have published and in the future expect to publish research reports with respect to the underlier and some or all of the issuers of the underlier stocks. Any of these activities by any of our affiliates may affect the level of the underlier and, therefore, the market value of your notes and the amount we will pay on your notes at maturity.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes, When Your Notes Mature and the Amount You Receive at Maturity

As of the date of this prospectus supplement, we have appointed Goldman, Sachs & Co. as the calculation agent for your notes. As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining the final return, which we will use to determine the amount we must pay on the stated maturity date; and determining whether to postpone any observation date or the determination date because of a market disruption event or a non-trading day. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the underliers. See “Specific Terms of Your Notes — Discontinuance or Modification of the S&P® 500 Index, the MSCI EAFE Index, the Russell 2000® Index or the Dow Jones — UBS Commodity IndexSM” and “Specific Terms of Your Notes — Discontinuance or Modification of the iShares® Fund” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us” above. We may change the calculation agent at any time without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

The Policies of the Underlier Sponsors and Changes That Affect the S&P 500® Index, the MSCI EAFE Index, the Russell 2000® Index and the Dow Jones — UBS Commodity IndexSM or the Stocks or Commodity Contracts Underlying these Underliers, as applicable, Could Affect the Payment Amount on Your Notes and Their Market Value

The policies of the underlier sponsors concerning the calculation of the level of the S&P 500® Index, the MSCI EAFE Index, the Russell 2000® Index and the Dow Jones — UBS Commodity IndexSM, respectively, additions, deletions or substitutions of the index stocks, component indices or commodity contracts, as applicable, underlying or comprising the S&P 500® Index, the MSCI EAFE Index, the Russell 2000® Index or the Dow Jones — UBS Commodity IndexSM and the manner in which changes affecting such index stocks or their issuers, such as stock dividends, reorganizations or mergers, or changes affecting commodity contracts, such as rebalancing of the commodity contracts comprising the Dow Jones — UBS Commodity IndexSM, are reflected in the index level, could affect the level of the S&P 500® Index, the MSCI EAFE Index, the Russell 2000® Index or the Dow Jones — UBS Commodity IndexSM and, therefore, the payment amount on your notes on the stated maturity date and the market value of your notes before that date. The payment amount on your notes and their market value could also be affected if any of the index sponsors changes these policies, for example, by changing the manner in which the respective index sponsor calculates the level of the S&P 500® Index, the level of the MSCI EAFE Index, the level of the Russell 2000® Index or the level of the Dow Jones — UBS Commodity IndexSM, or if any of the index sponsors discontinues or suspends calculation or publication of any such index level, in which case it may become difficult to determine the market value of your notes. If events such as these occur, or if the closing level of the S&P 500® Index, the MSCI EAFE Index, the Russell 2000® Index and/or the Dow Jones — UBS Commodity IndexSM is not available on any last possible observation date because of a market disruption event, a non-trading day or for any other reason, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the closing level of the S&P 500® Index, the MSCI EAFE Index, the Russell 2000® Index and/or the Dow Jones — UBS Commodity IndexSM, as applicable, on an observation date — and thus the payment amount on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the level of the S&P 500® Index, the MSCI EAFE Index, the Russell 2000® Index and/or Dow Jones — UBS Commodity IndexSM, as applicable, on an observation date and the payment amount on your note more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the S&P® 500 Index, the MSCI EAFE Index, the Russell 2000® Index or the Dow Jones — UBS Commodity IndexSM” and “— Role of Calculation Agent” below.

The Policies of the iShares® Fund Investment Adviser and Changes that Affect the MSCI Emerging Markets IndexSM Could Affect the Payment Amount on Your Notes and their Market Value

The policies of the iShares® Fund investment adviser concerning the management of the iShares® Fund, additions, deletions or substitutions of securities in the iShares® Fund and the manner in which changes affecting the MSCI Emerging Markets IndexSM are reflected in the iShares® Fund could affect the market price of shares of the iShares® Fund and, therefore, the payment amount on your notes on the stated maturity date and the market value of your notes before that date. The payment amount on your notes and their market value could also be affected if the iShares® Fund investment adviser changes these policies, for example, by changing the manner in which it manages the iShares® Fund, or if the iShares® Fund investment adviser discontinues or suspends maintenance of the iShares® Fund, in which case it may become difficult to determine the market value of your notes. If events such as these occur or if the closing level of shares of the iShares® Fund is not available on an observation date because of a market disruption event or for any other reason, the calculation agent may determine the closing level of the iShares® Fund on such observation date and thus the payment amount on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the payment amount on your notes more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the iShares® Fund” and “— Role of Calculation Agent” below.

Except to the Extent Goldman, Sachs & Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of the iShares® Fund, There is No Affiliation Between the iShares® Fund and Us, and We Are Not Responsible for Any Disclosure by the iShares® Fund

Goldman, Sachs & Co. and one or more of our other affiliates may act, from time to time, as authorized participants in the distribution of shares of the iShares® Fund, and, at any time, may hold shares of the iShares® Fund. Goldman Sachs is not otherwise affiliated with the iShares® Fund. As we have told you above, we or our affiliates may currently or from time to time in the future engage in business with issuers of the index stocks underlying the MSCI Emerging Markets IndexSM. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about any issuer of the index stocks underlying the MSCI Emerging Markets IndexSM. You, as an investor in your notes, should make your own investigation into such issuer.

Neither the iShares® Fund nor any issuers of the index stocks underlying the MSCI Emerging Markets IndexSM are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Neither the iShares® Fund nor any such issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

Except to the Extent We Are One of the 500 Companies Whose Common Stock Comprises the S&P 500® Index, and Other Than as Described Above with Respect to the iShares® Fund, There Is No Affiliation Between the Underlier Stock Issuers or the Underlier Sponsors and Us, and We Are Not Responsible for Any Disclosure by Any of the Other Underlier Stock Issuers or the Underlier Sponsor

The common stock of Goldman Sachs is one of the 500 index stocks comprising the S&P 500® Index. Goldman Sachs is not otherwise affiliated with the issuers of the underlier stocks or the underlier sponsors, except as described above under “Except to the Extent Goldman, Sachs & Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of the iShares® Fund, There is No Affiliation Between the iShares® Fund and Us, and We Are Not Responsible for Any Disclosure by the iShares® Fund”. As we have told you above, however, we or our affiliates may currently or from time to time in the future own securities of, or engage in business with the underlier sponsors or the underlier stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the underliers or any of the other underlier stock issuers. You, as an investor in your notes, should make your own investigation into the underliers and the underlier stock issuers. See “The Underliers” below for additional information about the underlier.

Neither the index sponsor nor any of the other index stock issuers are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Thus, neither the index sponsor nor any of the index stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

Suspensions or Disruptions of Market Trading in the Commodity Contracts Underlying the Dow Jones — UBS Commodity IndexSM and Commodities Underlying Such Contracts May Adversely Affect the Value of Your Notes

The commodity markets are subject to temporary distortions or other disruptions due to various factors. In addition, U.S. trading facilities and some foreign trading facilities have regulations that limit the amount of fluctuation in commodity contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, trading in the contract will follow the regulations set forth by the trading facility on which the contract is listed. Limit prices may have the effect of precluding trading in a particular contract, which could adversely affect the value of your notes.

If a market disruption event occurs with respect to any commodity contract included in the Dow Jones — UBS Commodity IndexSM, the value of that contract on the applicable observation date will be calculated in accordance with the procedures described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event for the Dow Jones — UBS Commodity IndexSM” below. In particular, if there is a market disruption event with respect to one or more of the commodity contracts included in the Dow Jones — UBS Commodity IndexSM on an applicable observation date, but the other underliers have not experienced a market disruption event on such observation date, the observation date will occur as originally scheduled, except that the prices of the commodity contracts affected by the market disruption event, and therefore the underlier return of the Dow Jones UBS Commodity IndexSM, will be based on commodity contract prices determined on a date that occurs after the date on which the other underliers and the unaffected commodity contract prices are determined. As a result, events that occur after the originally scheduled observation date may affect the closing level of the Dow Jones — UBS Commodity IndexSM, but not the other underliers, for purposes of determining the amount due on the notes, which may affect the payment amount on your notes on the stated maturity date and the market value of your notes before that date.

The Dow Jones — UBS Commodity IndexSM May in the Future Include Commodity Contracts That Are Not Traded On Regulated Trading Facilities

The Dow Jones — UBS Commodity IndexSM was originally based solely on commodity contracts traded on regulated trading facilities (referred to in the United States as “designated contract markets”). At present, the index continues to be comprised exclusively of regulated commodity contracts. The Dow Jones — UBS Commodity IndexSM may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act, as amended, or other applicable statutes and related regulations, that govern trading on regulated trading facilities. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the Dow Jones — UBS Commodity IndexSM may be subject to certain risks not presented by most exchange-traded contracts, including risks related to the liquidity and price histories of the relevant contracts.

Higher Future Prices of Commodities Included in the Dow Jones — UBS Commodity IndexSM Relative to Their Current Prices May Decrease the Amount Payable on Your Notes

As the contracts that underlie the Dow Jones — UBS Commodity IndexSM come to expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in May may specify a July expiration. As time passes, the contract expiring in July is replaced by a contract for delivery in a later month, for example, August. This is accomplished by selling the July contract and purchasing the August contract. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the July contract would take place at a price that is higher than the price of the August contract. Some commodity contracts have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The difference between the prices of the two contracts when they are rolled is sometimes referred to as a “roll yield,” and the change in price that contracts experience while they are components of the Dow Jones — UBS Commodity IndexSM is sometimes referred to as a “spot return.” The presence of contago in the market for a commodity contract could result in negative “roll yields,” which could adversely affect the value of an index tied to that contract. Because of the potential effects of negative roll yields, it is possible for the value of the Dow Jones — UBS Commodity IndexSM to decrease significantly over time even when the near-term or spot prices of the underlying commodities are stable or increasing. It is also possible, when the near-term or spot prices of the underlying commodities are decreasing, for the value of the Dow Jones — UBS Commodity IndexSM to decrease significantly over time even when some or all of the constituent commodities are experiencing backwardation. Although certain of the contracts included in the Dow Jones — UBS Commodity IndexSM have historically experienced periods of backwardation, it is possible that such backwardation will not be experienced in the future.

The Sponsor of the Dow Jones — UBS Commodity IndexSM May be Required to Replace a Designated Contract if the Existing Commodities Contract is Terminated or Replaced

A commodity contract known as a “designated contract” has been selected as the reference contract for each of the physical commodities underlying the Dow Jones — UBS Commodity IndexSM. If a designated contract were to be terminated or replaced, a comparable commodity contract would be selected by the index sponsor, if available, to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the value of the Dow Jones — UBS Commodity IndexSM.

Data Sourcing, Calculation and Concentration Risks Associated with the Dow Jones — UBS Commodity IndexSM May Adversely Affect the Market Price of the Notes

Because the notes are linked to the Dow Jones — UBS Commodity IndexSM, which is composed of exchange-traded futures contracts only on commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the annual composition of the Dow Jones — UBS Commodity IndexSM will be recalculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or other errors that may affect the weighting of the components of the Dow Jones — UBS Commodity IndexSM.

Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the index for the following period. Additionally, the Dow Jones — UBS Commodity IndexSM sponsor may not discover every discrepancy. Furthermore, the weightings for the index are determined by UBS Securities under the supervision of the Dow Jones-UBS Commodity Index Supervisory Committee. The Dow Jones — UBS Commodity IndexSM sponsor also has discretion in making decisions with respect to the index and has no obligation to take the needs of any parties to transactions involving the Dow Jones — UBS Commodity IndexSM into consideration when reweighting or making any other changes to the Dow Jones — UBS Commodity IndexSM. Since the Dow Jones — UBS Commodity IndexSM consists solely of commodities, an investment in the notes may carry risks similar to a concentrated securities investment in a specific industry or sector.

Changes in the Composition and Valuation of the Dow Jones — UBS Commodity IndexSM May Adversely Affect the Value of Your Notes

The composition of the Dow Jones — UBS Commodity IndexSM may change over time, as additional commodity contracts satisfy the eligibility criteria of the index or commodity contracts currently included in the Dow Jones — UBS Commodity IndexSM fail to satisfy such criteria and those changes could impact the composition of the Dow Jones — UBS Commodity IndexSM. A number of modifications to the methodology for determining the contracts to be included in the Dow Jones — UBS Commodity IndexSM, and for valuing the Dow Jones — UBS Commodity IndexSM, have been made in the past several years and further modifications may be made in the future. Such changes could adversely affect the value of your notes.

In the event that the index sponsor of the Dow Jones — UBS Commodity IndexSM discontinues publication of the index, the calculation agent may calculate the underlier level during the remaining term of your notes as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Discontinuance or Modification of the S&P® 500 Index, the MSCI EAFE Index, the Russell 2000® Index or the Dow Jones — UBS Commodity IndexSM.” Because such calculation will, in that event, no longer be based on the underlier sponsor’s calculation of the Dow Jones — UBS Commodity IndexSM, it is possible that the value of your notes will be adversely affected when compared to the situation in which the index were still being calculated.

CME Indexes and UBS, in Their Capacities as Index Sponsors, Will Have the Authority to Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest

The Dow Jones — UBS Commodity IndexSM is jointly marketed by CME Indexes and UBS. CME Indexes and UBS are responsible for the composition, calculation and maintenance of the index. The judgments that CME Indexes and UBS, as the index sponsor make in connection with the composition, calculation and maintenance of the index, as applicable, could affect both the market value of your notes and the amount payable on your notes on the stated maturity date. See “The Underliers — Dow Jones — UBS Commodity IndexSM ” for additional details on the role of CME Indexes and UBS, as the underlier sponsor.

CME Indexes and UBS, in their capacity as the Dow Jones — UBS Commodity IndexSM sponsor, have no obligation to take your interests into consideration for any reason. CME Indexes and UBS may decide to discontinue calculating and publishing the Dow Jones — UBS Commodity IndexSM, which would mean that Goldman Sachs & Co., as calculation agent, would have the discretion to make determinations with respect to the level of the index for purposes of calculating the amount payable on your notes on the stated maturity date.

Commodity Prices as Well as the Commodity Contracts Underlying the Dow Jones — UBS Commodity IndexSM May Change Unpredictably, Affecting the Value of Your Notes in Unforeseeable Ways

Commodity prices as well as the commodity contracts underlying the Dow Jones — UBS Commodity IndexSM are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts. These factors may affect the levels of the index and the value of your notes in varying ways, and different factors may cause the value of different commodity contracts and the volatilities of their prices, to move in inconsistent directions and at inconsistent rates.

The Calculation Agent Can Postpone the Observation Dates and the Determination Date If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing

If the calculation agent determines that, on any observation date or the determination date, a market disruption event has occurred or is continuing or if such date is not a trading day, for any eligible underlier among the S&P® 500 Index, the MSCI EAFE Index, the Russell 2000® Index or the iShares® Fund, such observation date or the determination date as applicable, will be postponed for all underliers until the first trading day on which no market disruption event occurs or is continuing, although not by more than five scheduled business days. Moreover, if an observation date or the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or that day is not a trading day, that day will nevertheless be the applicable observation date or determination date.

If the calculation agent determines that the level of an underlier that must be used to determine an underlier return is not available on an observation date, either because of a market disruption event, a non-trading day or for any other reason (other than as described under “Specific Terms of Your Notes — Discontinuance or Modification of the S&P® 500 Index, the MSCI EAFE Index, the Russell 2000® Index or the Dow Jones — UBS Commodity IndexSM” and “Specific Terms of Your Notes — Discontinuance or Modification of the iShares® Fund” below), the calculation agent will nevertheless determine the underlier return based on its assessment, made in its sole discretion, of the level of the relevant underlier at the applicable time on that day.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Obligations for United States Federal Income Tax Purposes

The notes will be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the notes will generally be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, in each case relating to the Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus and accompanying prospectus supplement. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the first three pages of this prospectus supplement, the following terms will apply to your notes:

No interest: we will not pay interest on your notes

Specified currency:

•	U. S. dollars (“$”); although the stocks underlying the MSCI EAFE Index are traded in currencies other than U.S. dollars, all amounts paid on your notes will be in U.S. dollars

Form of note:

•	global form only: yes, at DTC

•	non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of $1,000 or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:

•	full defeasance: no

•	covenant defeasance: no

Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•	a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

•	a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement date or trade date, issue price, underwriting discount and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Underliers, Underlier Sponsors, iShares® Fund Investment Advisor, Underlier Stocks and Underlier Commodities

In this prospectus supplement, when we refer to the underliers, we mean the S&P 500® Index, the MSCI EAFE Index, the Russell 2000® Index, the Dow Jones — UBS Commodity IndexSM and the iShares® Fund or any successor underliers, as they may be modified, replaced or adjusted from time to time as described under “— Payment of Principal on Stated Maturity Date — Discontinuance or Modification of the S&P® 500 Index, the MSCI EAFE Index, the Russell 2000® Index or the Dow Jones — UBS Commodity IndexSM” and “— Payment of Principal on Stated Maturity Date — Discontinuance or Modification of the iShares® Fund” below. When we refer to the underlier sponsors as of any time, we mean the entities, including any successor sponsors, that determine and publish the underliers (other than the iShares® Fund) as then in effect. When we refer to the iShares® Fund investment advisor as of any time, we mean the entity, including any successor investment advisor, that manages the investment of the assets of the iShares® Fund as then in effect. When we refer to the underlier stocks as of any time, we mean the stocks that underlie the S&P 500® Index, the MSCI EAFE Index and the Russell 2000® Index, as then in effect, after giving effect to any additions, deletions or substitutions. When we refer to the component indices as of any time, we mean the indices that comprise the MSCI EAFE Index and the MSCI Emerging Markets IndexSM underlying the iShares® Fund as then in effect, after giving effect to any additions, deletions or substitutions. When we refer to the underlier commodities as of any time, we mean the commodity contracts that comprise the Dow Jones — UBS Commodity IndexSM, as then in effect, after giving effect to any additions, deletions or substitutions.

Payment of Principal on Stated Maturity Date

The payment amount for each $1,000 face amount of notes outstanding on the stated maturity date will be an amount in cash equal to:

•	if the final return is greater than the minimum final return, the sum of (1) the $1,000 face amount plus (2) $1,000 times the final return, subject to the maximum settlement amount; or

•	if the final return is less than or equal to the minimum final return, the minimum settlement amount.

The final return will equal the sum of the locked-in underlier returns of each of the five underliers.

The locked-in underlier return will be determined on each observation date as follows. The underlier with the best underlier return (greatest positive or least negative) from among the eligible underlier(s) as of such observation date will be selected and the locked-in underlier return for such underlier will equal:

•	if the underlier return of such underlier as of such observation date is less than or equal to the minimum underlier return, the minimum underlier return;

•

if the underlier return of such underlier as of such observation date is greater than the minimum underlier return but less than the maximum underlier return, the underlier return of such underlier; or

•	if the underlier return of such underlier as of such observation date is greater than or equal to the maximum underlier return, the maximum underlier return.

On each observation date, an underlier will be an eligible underlier if it has not been selected to be used to calculate the locked-in underlier return on any previous observation date. If multiple eligible underliers have the same underlier returns on an observation date and such underlier returns are greater than the underlier return of any other eligible underlier on such observation date, then the eligible underlier that appears first in the following list from among those eligible underliers with the best underlier returns will be selected as the underlier used to calculate the locked-in underlier return for such observation date: the S&P 500® Index; the MSCI EAFE Index; the Russell 2000® Index; the Dow Jones — UBS Commodity IndexSM; and the iShares® Fund.

The underlier return of each eligible underlier as of each observation date will be determined as follows. First, we will subtract the initial underlier level from the closing level of the underlier on such observation date. Then, we will divide the result by the initial underlier level, and express the resulting fraction as a percentage. The maximum underlier return is expected to be between 19.75% and 23.00% and the minimum underlier return is -15%.

The initial underlier level for each of the underliers is as follows:

Underlier:	Initial underlier level:
S&P 500® Index
MSCI EAFE Index
Russell 2000® Index
Dow Jones — UBS Commodity IndexSM
iShares® Fund

The minimum final return is 5% and the minimum settlement amount is $1,050 for each $1,000 face amount. The maximum settlement amount will be (i) the $1,000 face amount plus (ii) five times the maximum underlier return times the $1,000 face amount, and is expected to be between $1,987.50 and $2,150.00 for each $1,000 face amount.

Closing level of the underliers

The closing level of the S&P 500® Index, the MSCI EAFE Index, the Russell 2000® Index or the Dow Jones — UBS Commodity IndexSM on any trading day will be the official closing level of such underlier, or any successor underlier, on such trading day, as calculated and published by its index sponsor, except in the limited circumstances described under “— Consequences of a Market Disruption Event or a Non-Trading Day for the S&P 500® Index, the MSCI EAFE Index, the Russell

2000® Index or the iShares® Fund” with respect to the S&P 500® Index, the MSCI EAFE Index and the Russell 2000® Index and “— Consequences of a Market Disruption Event for the Dow Jones — UBS Commodity Index” with respect to the Dow Jones — UBS Commodity Index and subject to adjustment as provided under “— Discontinuance or Modification of the S&P® 500 Index, the MSCI EAFE Index, the Russell 2000® Index or the Dow Jones — UBS Commodity IndexSM” below.

The closing level of the iShares® Fund on any trading day will be, except in the limited circumstances described under “— Consequences of a Market Disruption Event or a Non-Trading Day for the S&P 500® Index, the MSCI EAFE Index, the Russell 2000® Index or the iShares® Fund” and subject to adjustment as provided under “— Discontinuance or Modification of the iShares® Fund” below, the closing sale price or last reported sale price, regular way, for the iShares® Fund, on a per-share basis:

•	on the principal national securities exchange on which the iShares® Fund is listed for trading on that day, or

•	if the iShares® Fund is not listed on any national securities exchange, on that day, on any other U.S. national market system that is the primary market for the trading of the iShares® Fund.

If the iShares® Fund is not listed or traded as described above, then the closing level for the iShares® Fund on any day will be the average, as determined by the calculation agent, of the bid prices for the iShares® Fund obtained from as many dealers in the iShares® Fund selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

Stated Maturity Date

The stated maturity date will be set on the trade date and is expected to be five years after the original issue date, unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the determination date is postponed as described under

“— Determination Date” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the postponed determination date.

Determination Date

The determination date is expected to be the last observation date, unless the calculation agent determines that a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day. In that event, the determination date will be postponed as described under “— Observation Dates” below.

Observation Dates

The observation dates are                     , 2012,                     , 2013,                     , 2014,                     , 2015 and                     , 2016 (which is also the originally scheduled determination date), unless the calculation agent determines that a market disruption event occurs or is continuing on any such day for, or any such day is not otherwise a trading day for, any eligible underlier among the S&P 500® Index, the MSCI EAFE Index, the Russell 2000® Index or the iShares® Fund. In that event, the applicable observation date for all underliers will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing for any eligible underlier among the S&P 500® Index, the MSCI EAFE Index, the Russell 2000® Index or the iShares® Fund. In no event, however, will any observation date be postponed by more than five scheduled business days. If an observation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or that day is not a trading day, that day will nevertheless be the applicable observation date. For the avoidance of doubt, if a market disruption event or a non-trading day occurs with respect to only the Dow Jones — UBS Commodity IndexSM on an observation date, such observation date will not be postponed and the Dow Jones — UBS Commodity IndexSM will be calculated as described under “— Consequences of a Market Disruption Event for the Dow Jones — UBS Commodity IndexSM” below.

Consequences of a Market Disruption Event or a Non-Trading Day for the S&P 500® Index, the MSCI EAFE Index, the Russell 2000® Index or the iShares® Fund

If a market disruption event occurs or is continuing with respect to any eligible underlier among the S&P 500® Index, the MSCI EAFE Index, the Russell 2000® Index or the iShares® Fund on a day that would otherwise be an observation date or the determination date or such day is not a trading day, then the observation date or determination date, as applicable, will be postponed as described under “— Determination Date” above or “— Observation Dates” above, as applicable.

If the closing level of the S&P 500® Index, the MSCI EAFE Index, the Russell 2000® Index or the iShares® Fund must be used to determine the locked-in underlier return on an observation date and the calculation agent determines that the closing level of such underlier is not available on an observation date because of a market disruption event, a non-trading day or for any other reason (other than as described under “— Discontinuance or Modification of the S&P® 500 Index, the MSCI EAFE Index, the Russell 2000® Index or the Dow Jones — UBS Commodity IndexSM” or “— Discontinuance or Modification of the iShares® Fund” below), the calculation agent will nevertheless determine the closing level of such underlier based on its assessment, made in its sole discretion, of the level of the underlier on that day.

Consequences of a Market Disruption Event for the Dow Jones — UBS Commodity IndexSM

If a market disruption event relating to one or more index commodities occurs or is continuing on an observation date, the calculation agent will calculate the closing level of the Dow Jones — UBS Commodity IndexSM on such date by using:

•

for each index commodity that did not suffer a market disruption event on such date, the settlement price of such index commodity on such date as published by the trading facility on which it is traded, and

•	for each index commodity that did suffer a market disruption event on such date, the settlement price of such index commodity on the first succeeding trading day on which no market disruption event occurs or is continuing with respect to such index commodity; provided that, if such day occurs more than five scheduled business days after the applicable originally scheduled observation date, the calculation agent shall determine the price for such index commodity on the fifth scheduled business day after such originally scheduled observation date, taking into consideration the latest available settlement price for such index commodity and any other information deemed relevant by the calculation agent.

In calculating the closing level of the Dow Jones — UBS Commodity IndexSM in the circumstances described above, the calculation agent will use the method for calculating the index last in effect prior to such market disruption event.

In addition, if the calculation agent determines that the level of the Dow Jones — UBS Commodity IndexSM or any settlement price that must be used to determine the closing level of the Dow Jones — UBS Commodity IndexSM is not available on an observation date or the determination date for any other reason, except as described under “— Discontinuance or Modification of the S&P® 500 Index, the MSCI EAFE Index, the Russell 2000® Index or the Dow Jones — UBS Commodity IndexSM” below, then the calculation agent will determine the closing level of the Dow Jones — UBS Commodity IndexSM based on its assessment, made in its sole discretion, of the level of the Dow Jones — UBS Commodity IndexSM or any relevant settlement price on such applicable day.

Discontinuance or Modification of the S&P® 500 Index, the MSCI EAFE Index, the Russell 2000® Index or the Dow Jones — UBS Commodity IndexSM

If any of the underlier sponsors discontinues publication of the applicable underlier and the underlier sponsor or anyone else publishes a substitute underlier that the calculation agent determines is comparable to the underlier, then the calculation agent will determine the payment amount on the stated maturity date by reference to the substitute underlier. We refer to any substitute underlier approved by the calculation agent as a successor underlier.

If the calculation agent determines that the publication of an underlier is discontinued as of an observation date and there is no successor underlier with respect to such underlier, the calculation agent will determine the payment amount on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlier.

If the calculation agent determines that an underlier, the stocks or commodity contracts comprising an underlier or the method of calculating an underlier is changed at any time in any respect — including any split or reverse split and any addition, deletion or substitution and any reweighting or rebalancing of the applicable underlier or of the applicable underlier stocks or commodity contracts and whether the change is made by the applicable underlier sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier, is due to events affecting one or more of the applicable underlier stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the applicable underlier by the applicable underlier sponsor pursuant to the applicable underlier methodology described under “The Underliers” on page S-32, then the calculation agent will be permitted (but not required) to make such adjustments in the applicable underlier or the method of its calculation as it believes are appropriate to ensure that the levels of the applicable underlier used to determine the payment amount on the stated maturity is equitable.

All determinations and adjustments to be made by the calculation agent with respect to an underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Discontinuance or Modification of the iShares® Fund

If the iShares® Fund is delisted from the exchange on which the iShares® Fund has its primary listing and the iShares® Fund investment advisor or anyone else publishes a substitute index fund that the calculation agent determines is comparable to the iShares® Fund, then the calculation agent will determine the payment amount on the stated maturity date by reference to the substitute index fund. We refer to any substitute index fund approved by the calculation agent as a successor index fund.

If the calculation agent determines on the determination date that the iShares® Fund is delisted or withdrawn from the exchange on which the iShares® Fund has its primary listing and there is no successor index fund, the calculation agent will determine the payment amount on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the iShares® Fund.

If the calculation agent determines that the iShares® Fund, the stocks underlying the iShares® Fund or the method of calculating the iShares® Fund is changed at any time in any respect — including any split or reverse split and any addition, deletion or substitution and any reweighting or rebalancing of the iShares® Fund or of the iShares® Fund stocks and whether the change is made by the iShares® Fund investment advisor under its existing policies or following a modification of those policies, is due to the publication of a successor index fund, is due to events affecting one or more of the iShares® Fund stocks or their issuers or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in the iShares® Fund or the method of its calculation as it believes are appropriate to ensure that the closing level of the iShares® Fund used to determine the payment amount on the stated maturity is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the iShares® Fund may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the payment amount on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including your notes, except with respect to certain Series D medium-term notes if the terms of such notes specify that the holders of specified percentages in the principal amount of all such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority of the principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series

D medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent will make all determinations regarding the final return; the locked-in underlier returns; the underlier return of each underlier; market disruption events; successor underliers; stated maturity date; observation dates; the determination date; business days, trading days; the default amount and the amount payable on your notes at maturity; and any other determination as applicable or specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — Business Days” on page 28 in the accompanying prospectus.

Trading Day

When we refer to a trading day, we mean a day on which each of the following conditions is satisfied:

•

with respect to each of the S&P® 500 Index and the Russell 2000® Index, (i) the respective principal securities markets for all of the underlier stocks are open for trading; (ii) the underlier sponsor is open for business and (iii) the underlier is calculated and published by the underlier sponsor;

•	with respect to the Dow Jones—UBS Commodity IndexSM, (i) the index sponsor is open for business and the index is calculated and published by the index sponsor and (ii) all trading facilities on which any of the commodities underlying the index are traded are open for trading; if the index sponsor publishes an index level with respect to the index on a day when one or more of the trading facilities for the commodities underlying the index are closed, that day would not be a trading day for your notes;

•

the MSCI EAFE Index is calculated and published by the underlier sponsor, regardless of whether one or more of the principal securities markets for the index stocks for the MSCI EAFE Index are closed on that day; and

•

(i) the exchange on which the iShares® Fund has its primary listing is open for trading and (ii) the price of one share of the iShares® Fund is quoted by the exchange on which iShares® Fund has its primary listing.

Default Amount

The default amount for your notes on any day will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Events

Market Disruption Event for the S&P 500® Index, the MSCI EAFE Index, the Russell 2000® Index or the iShares® Fund

Any of the following will be a market disruption event with respect to any of the S&P 500® Index, the MSCI EAFE Index, the Russell 2000® Index or the iShares® Fund:

•

a suspension, absence or material limitation of trading in the iShares® Fund or underlier stocks constituting 20% or more, by weight, of the S&P 500® Index, the MSCI EAFE Index or the Russell 2000® Index on their respective primary markets, in each case for more than two hours of trading or during the one half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

•

a suspension, absence or material limitation of trading in option or futures contracts relating to any of the underliers, or to underlier stocks constituting 20% or more, by weight, of the S&P 500® Index, the MSCI EAFE Index or the Russell 2000®, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•

the iShares® Fund or the underlier stocks constituting 20% or more, by weight, of the S&P 500® Index, the MSCI EAFE Index or the Russell 2000®, or any component index thereunder, if applicable, or option or futures contracts relating to any of such underliers or to underlier stocks constituting 20% or more, by weight, of the the S&P 500® Index, the MSCI EAFE Index or the Russell 2000® or any component index thereunder, if available, are not trading on what were the respective primary markets for those underlier stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.

The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•	a decision to permanently discontinue trading in the option or futures contracts relating to an applicable underlier or to any underlier stock.

For this purpose, an “absence of trading” in the primary securities market on which an underlier stock, or on which option or futures contracts relating to either underlier or an underlier stock are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an underlier stock or in option or futures contracts relating to either underlier or an underlier stock, if available, in the primary market for that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market, an imbalance of orders relating to that underlier stock or those contracts, or

•	a disparity in bid and ask quotes relating to that underlier stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

As is the case throughout this prospectus supplement, references to an underlier in this description of market disruption events includes such underlier and any successor underlier as it may be modified, replaced or adjusted from time to time.

Market Disruption Event for the Dow Jones —UBS Commodity IndexSM

Any of the following will be a market disruption event with respect to any underlier commodity on any given trading day:

•

a material limitation, suspension, or disruption of trading in such underlier commodity which results in a failure by the trading facility on which such underlier commodity is traded to report a settlement price for such underlier commodity on such trading day,

•

the settlement price for such underlier commodity on such trading day is a “limit price”, which means that the settlement price for such underlier commodity on such trading day has increased or decreased from the previous day’s settlement price by the maximum amount permitted under applicable rules of the trading facility on which such underlier commodity is traded,

•	failure by the trading facility on which such underlier commodity is traded or other price source to announce or publish the settlement price for such underlier commodity on such trading day, or

•

trading in any contract underlying such underlier on the relevant trading facility is suspended or interrupted subsequent to the opening of trading and trading in such contract does not recommence at least ten minutes prior to, and continue until, the regularly scheduled close of trading in such contract.

For this purpose, “settlement price” means the official settlement price of an underlier commodity as published by the trading facility on which it is traded.

As is the case throughout this prospectus supplement, references to the Dow Jones — UBS Commodity IndexSM in this description of market disruption events includes such underlier and any successor underlier as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

In anticipation of the sale of the offered notes, we and/or our affiliates have entered or expect to enter into hedging transactions involving purchases of futures and other instruments linked to the underliers on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other underliers-linked notes we issue, some of which may have returns linked to the underliers, the underlier stocks or the underlier commodities. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the underliers or some or all of the underlier stocks or underlier commodities,

•	may take or dispose of positions in the securities of the underlier stock issuers or the underlier commodity contracts themselves,

•

may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market, and /or

•

may take short positions in the underlier stocks, the underlier commodities or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the underliers, the underlier stocks or the underlier commodities. We expect these steps to involve sales of instruments linked to the underliers on or shortly before the observation dates. These steps may also involve sales and/or purchases of some or all of the underlier stocks, or listed or over-the-counter options, futures or other instruments linked to the underliers, some or all of the underlier stocks or underliers designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes — Trading and Other Transactions by Goldman, Sachs in Instruments Linked to the Underliers, Underlier Stocks or Underlier Commodities May Impair the Value of Your Notes” and “— Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us” above for a discussion of these adverse effects.

THE UNDERLIERS

The notes are based on the performance of five underliers: the S&P 500® Index, the MSCI EAFE Index, the Russell 2000® Index, the iShares® Fund and the Dow Jones — UBS Commodity IndexSM.

S&P 500® INDEX

The S&P 500® Index includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The S&P 500® Index is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”). Additional information is available on the following website: http://www.standardandpoors.com. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. S&P calculates the value of the S&P 500 Index (discussed below in further detail) based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The “Market Value” of any index stock is the product of the market price per share times the number of the then outstanding shares of such index stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. As of March 25, 2011, the 500 companies included in the S&P 500® Index were divided into ten Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the percentage currently included in such sectors indicated in parentheses): Consumer Discretionary (10.49%), Consumer Staples (10.23%), Energy (13.21%), Financials (15.88%), Health Care (10.94%), Industrials (11.21%), Information Technology (18.26%), Materials (3.66%), Telecommunication Services (2.95%), Utilities (3.17%). (Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.) S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely held and the Market Value and trading activity of the common stock of that company.

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 S&P 500® Index Stocks relative to the S&P 500® Index’s base period of 1941-43, which we refer to as the Base Period.

S&P uses an indexed number to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the index stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the S&P 500 Index Stocks by a number called the “S&P 500 Index Divisor.” By itself, the S&P 500 Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period value of the S&P 500® Index. The S&P 500 Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index, which we refer to as “S&P 500 Index Maintenance”.

S&P 500 Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs.

To prevent the value of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require S&P to make an S&P 500 Index Divisor adjustment. By adjusting the S&P 500 Index Divisor for the change in total Market Value, the value of the S&P 500® Index remains constant. This helps maintain the value of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All S&P 500 Index Divisor adjustments are made by S&P after the close of trading and after the calculation of the closing value of the S&P 500® Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require S&P 500 Index Divisor adjustments.

The table below summarizes the types of S&P 500® Index maintenance adjustments and indicates whether or not S&P will require an S&P 500 Index Divisor adjustment:

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required

Stock split (i.e., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No

Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes

Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value minus old company Market Value	Yes

Rights Offering	Price of parent company minus Price of Rights Offering/Rights Ratio	Yes

Spin-Off	Price of parent company minus Price of Spin-off Co. Share Exchange Ratio	Yes

Stock splits and stock dividends do not affect the S&P 500 Index Divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 500 Index Stock. All stock split and dividend adjustments are made by S&P after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the S&P 500 Index

Divisor has the effect of altering the Market Value of the S&P 500 Index Stock and consequently of altering the aggregate Market Value of the S&P 500 Index Stocks, which we refer to as the Post-Event Aggregate Market Value. In order that the level of the S&P 500® Index, which we refer to as the Pre-Event Index Value, not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 500 Index Stock, S&P derives a new S&P 500 Index Divisor, which we refer to as the New S&P 500 Divisor, as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New S&P 500 Divisor

New S&P 500 Divisor	=	Post-Event Market Value
Pre-Event Index Value

A large part of the S&P 500® Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, S&P updates the share totals of companies in the S&P 500® Index as required by any changes in the number of shares outstanding. The S&P implements a share freeze the week of the effective date of the quarterly share total updates. During this frozen period, shares are not changed except for certain corporate action events (merger activity, stock splits, rights offerings and certain share dividend payable events). After the totals are updated, the S&P 500 Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed by S&P on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P 500 Index Divisor. At S&P’s discretion, de minimis merger and acquisition changes will be accumulated and implemented with the updates made at the end of the calendar year.

The S&P 500® Index and S&P’s other U.S. indices moved to a float adjustment methodology in 2005 so that the indices will reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares. Float adjustment excludes holdings of groups of shares that exceed 10% of the outstanding shares of a company that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

When an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, S&P will calculate the closing level of the S&P 500® Index based on (1) the closing prices published by the exchange, or (2) if no closing price is available, the last regular trade reported for each stock before the exchange closed. In all cases, the prices will be from the primary exchange for each stock in the index. If an exchange fails to open due to unforeseen circumstances, the index will use the prior day’s closing prices. If all exchanges fail to open, Standard & Poor’s may determine not to publish the index for that day.

License Agreement between S&P and The Goldman Sachs Group, Inc.

S&P and The Goldman Sachs Group, Inc. (“Goldman Sachs”) have entered into a non-transferable, nonexclusive license agreement granting Goldman Sachs and its affiliates, in exchange for a fee, the right to use the S&P 500 Index (a trademark of S&P) in connection with the issuance of certain securities, including the offered notes.

The offered notes are not sponsored, endorsed, sold or promoted by S&P and S&P does not make any representation regarding the advisability of investing in the offered notes. S&P makes no representation or warranty, express or implied, to the owners of the offered notes or any member of the public regarding the advisability of investing in securities generally or in the offered notes particularly or the ability of the S&P 500 Index to track general stock market performance. S&P’s only relationship to Goldman Sachs is the licensing of certain trademarks and trade names of S&P and of the use of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to Goldman Sachs or the offered notes. S&P has no obligation to take the needs of Goldman Sachs or the owners of the offered notes into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the offered notes to be issued or in the determination or calculation of the equation by which the offered notes are to be exchanged into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the offered notes.

S&P DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

MSCI EAFE INDEX

The MSCI EAFE Index is a stock index calculated, published and disseminated daily by MSCI Inc., which we refer to as “MSCI”, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.

The MSCI EAFE Index is part of the MSCI Global Investable Market Indices, the methodology of which is described below.

Additional information about the MSCI Global Investable Market Indices is available on the following website: http://www.mscibarra.com/products/indices/GIMI.html. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

The MSCI EAFE Index is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and in Europe and Asia, which are, as of the date of this prospectus supplement, Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

Index Calculation. The performance of the MSCI EAFE Index is a free float weighted average of the U.S. dollar values of the equity securities (the “component securities”) constituting the MSCI indices for the 22 selected countries (the “component country indices”). Each component country index is a sampling of equity securities across industry groups in such country’s equity markets. See “— Maintenance of the MSCI EAFE Index and the Component Country Indices” below.

MSCI EAFE Index

Index Stock Weighting by Country

as of March 14, 2011

Country:	Percentage (%)*
Australia	8.43
Austria	0.33
Belgium	0.95
Denmark	1.08
Finland	1.05
France	10.02
Germany	8.46
Greece	0.31
Hong Kong	2.83
Ireland	0.24
Israel	0.73
Italy	2.94
Japan	20.77
Netherlands	2.67
New Zealand	0.10
Norway	0.91
Portugal	0.28
Singapore	1.66
Spain	3.63
Sweden	3.12
Switzerland	7.88
United Kingdom	21.58

MSCI EAFE Index

Index Stock Weighting by Sector

as of March 14, 2011

Sector†:	Percentage (%)*
Consumer Discretionary	10.14
Consumer Staples	9.74
Energy	8.33
Financials	24.58
Health Care	8.13
Industrials	12.68
Information Technology	4.77
Materials	10.87
Telecommunication Services	5.70
Utilities	5.06

*	Information provided by MSCI Barra. Percentages may not sum to 100% due to rounding.
†

Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

Prices used to calculate the value of the component securities in the index are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. In the event of a market disruption resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by WM/Reuters at 4:00 P.M. London Time. The U.S. dollar value of the MSCI EAFE Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the component securities. The MSCI EAFE Index was launched on December 31, 1969 at an initial value of 100. Because the MSCI EAFE Index is not a total return index, any dividend payments on the component securities will not be reflected in the level of the index.

Maintenance of the MSCI EAFE Index and the Component Country Indices. In order to maintain the representativeness of the MSCI EAFE Index, structural changes to the MSCI EAFE Index as a whole may be made by adding or deleting component country indices and the related component securities. Currently, such changes in the MSCI EAFE Index may only be made on four dates throughout the year: after the close of the last scheduled business day of each February, May, August and November.

MSCI may add additional component country indices to the MSCI EAFE Index or subtract one or more of its current component country indices prior to the expiration of the notes. Any such adjustments are made to the MSCI EAFE Index so that the value of the MSCI EAFE Index at the effective date of such change is the same as it was immediately prior to such change.

Each component country index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each component country index, emphasis is also placed on its continuity, replicability and on minimizing turnover in the MSCI EAFE Index.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the component country indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full component country index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed semi-annual timetable.

Ongoing event-related changes to the component country indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the component country indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available. Additions of newly listed equity securities to the country indices are generally made as part of regular index reviews but initial public offerings of a significant size may be eligible for inclusion earlier.

The quarterly index review process is designed to ensure that the component country indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by timely reflecting significant market driven changes that were not captured in the MSCI EAFE Index at the time of their actual occurrence and that should not wait until the semi-annual index review due to their importance. These quarterly index reviews may result in additions and deletions of component securities from a component country index and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to component securities may result from: the addition of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for component securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa, and/or updates to the number of shares outstanding; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August.

The semi-annual index review is designed to systematically reassess the component securities of the index. During each semi-annual index review, the universe of component securities is updated and the global minimum size range for the index is recalculated, which is based on the full market capitalization and the cumulative free float-adjusted market capitalization coverage of each security that is eligible to be included in the index. The following index maintenance activities, among others, are undertaken during each semi-annual index review: the component securities are updated by identifying new equity securities that were not part of the index at the time of the previous quarterly index review; the minimum size requirement for the index is updated and new companies are evaluated relative to the new minimum size requirement; existing component securities that do not meet the minimum liquidity requirements of the index may be removed; and changes in “foreign inclusion factors” are implemented. During a semi-annual index review, component securities may be added or deleted from a component country index for a range of reasons, including the reasons discussed with respect to component securities changes during quarterly index reviews as discussed above. The results of the semi-annual index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day of May and November.

Index maintenance also includes monitoring and completing adjustments for share changes, stock splits, stock dividends, rights issues, and stock price and other adjustments (including adjustments to the price adjustment factor) due to company restructurings or other corporate events. Index maintenance of the component country indices is reflected in the MSCI EAFE Index.

Selection of Component Securities and Calculation of and Adjustment for Free Float. The selection of the component securities for each component country index is based on the following guidelines:

•	define the universe of listed securities within each country;

•	adjust the total market capitalization for each security for its respective free float available to foreign investors;

•	classify securities into industry groups under the Global Industry Classification Standard (GICS); and

•	select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a “foreign inclusion factor” for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of less than 0.15 will not be eligible for inclusion in MSCI’s indices.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

The MSCI EAFE Index is subject to currency exchange risk. Because the closing prices of the component securities are converted into U.S. dollars for purposes of calculating the value of the MSCI EAFE Index, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the component securities in the MSCI EAFE Index denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the component securities trade will result in an increase in the value of the MSCI EAFE Index. Conversely, if the U.S. dollar strengthens against such currencies, the value of the MSCI EAFE Index will be adversely affected and may reduce or eliminate any return on your investment. Fluctuations in currency exchange rates can have a continuing impact on the value of the MSCI EAFE Index, and any negative currency impact on the MSCI EAFE Index may significantly decrease the value of the notes. The return on an index composed of the component securities where the closing price is not converted into U.S. dollars can be significantly different from the return on the MSCI EAFE Index, which is converted into U.S. dollars.

License Agreement between MSCI and The Goldman Sachs Group, Inc.

We have entered into a non-exclusive license agreement with MSCI Inc. (“MSCI”), whereby The Goldman Sachs Group, Inc., in exchange for a fee, is permitted to use the MSCI EAFE Index in connection with the offer and sale of the notes. We are not affiliated with MSCI and the only relationship between MSCI and The Goldman Sachs Group Inc. is the licensing of the use of the MSCI EAFE Index and trademarks relating to the MSCI EAFE Index.

The MSCI indices are the exclusive property of MSCI. MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by The Goldman Sachs Group, Inc. The notes referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such notes. No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI INC. OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDICES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY THE GOLDMAN SACHS GROUP, INC. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDICES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR OWNER OF THE NOTES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDICES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR

ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDICES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY

INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI. All disclosures contained in this prospectus supplement regarding the underlier, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by MSCI. The Goldman Sachs Group, Inc. does not assume any responsibility for the accuracy or completeness of that information.

Russell 2000® Index

The Russell 2000® Index is an index calculated, published and disseminated by Russell Investment Group (“Russell”), and measures the composite price performance of stocks of approximately 2,000 companies incorporated in the U.S., its territories and certain “benefit-driven incorporation countries.” Additional information about the Russell 2000® Index is available on the following website: http://www.russell.com/Indexes. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

As of March 9, 2011, the 2,000 companies included in the Russell 2000 Index were divided into nine sectors. The sectors include: Consumer Discretionary (14.54%), Consumer Staples (2.56%), Energy (6.38%), Financial Services (21.06%), Health Care (12.50%), Materials & Processing (7.94%), Producer Durables (14.02%), Technology (17.20%) and Utilities (3.81%). (Sector designations are determined by the underlier sponsor using criteria it has selected or developed. Underlier sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different underlier sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

The index stocks are the 2,000 smallest securities that form the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest companies incorporated in the U.S., its territories and certain BDI countries as determined by market capitalization and represents approximately 98% of the U.S. equity market. The Russell 2000® Index represents a small portion of the total market capitalization of the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

Selection of stocks underlying the Russell 2000® Index

The Russell 2000® Index is a sub-group of the Russell 3000® Index. To be eligible for inclusion in the Russell 3000® Index, and, consequently, the Russell 2000® Index, a company’s stocks must be listed on the last trading day of May of a given year and Russell must have access to documentation verifying the company’s eligibility for inclusion. Beginning September 2004, eligible initial public offerings are added to Russell U.S. Indices at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

Only common stocks belonging to corporations incorporated in the U.S., its territories and certain BDI countries are eligible for inclusion in the Russell 3000® Index and, consequently, the Russell 2000® Index. The BDI countries are Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles, Panama, and Turks and Caicos Islands. Companies incorporated in these countries/regions are considered by Russell to be BDI country companies, because they typically incorporate in these regions for tax, or other financial market benefits. Companies from these BDI countries are considered for inclusion in the Russell 2000® Index if their headquarters are in the U.S. or if their headquarters are in BDI countries and the exchange with the most trading volume of local shares of those companies is in the U.S. For new companies located in BDI countries that are eligible for inclusion in the Russell 2000® Index and that trade in multiple countries, the country assignment is determined based on the country with the greatest 2-year average daily dollar traded volume. ADRs are not eligible for inclusion in the Russell 2000® Index.

Russell specifically excludes the following securities from the Russell 2000® Index: (i) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights and trust receipts; (ii) royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies and limited partnerships; (iii) companies with a total market capitalization less than $30 million; (iv) companies with only a small portion of their shares available in the marketplace (large capitalization companies with 1% or less float and small capitalization companies with 5% or less float); and (v) bulletin board, pink sheets or over-the-counter traded securities. In addition, Berkshire Hathaway is excluded as a special exception due to its similarity to a mutual fund and lack of liquidity.

The primary criterion Russell uses to determine the initial list of securities eligible for the Russell 3000® Index and consequently, the Russell 2000® Index, is total market capitalization, which is defined as the price of the shares times the total number of available shares. All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must trade at or above $1.00 on the last trading day of May of each year to be eligible for inclusion in the Russell 2000® Index. In order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last trading day of May, it will be considered eligible if the average of the daily closing prices (from their primary exchange) during the month of May is equal to or greater than $1.00.

The Russell 2000® Index is reconstituted annually by Russell to reflect changes in the marketplace. The list of companies is ranked based on total market capitalization on the last trading day in May, with the actual reconstitution effective on the first trading day following the final Friday of June each year, unless the final Friday in June is the 28th, 29th or 30th, in which case reconstitution will be effective on the preceding Friday. Changes in the constituents are preannounced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Capitalization Adjustments

As a capitalization-weighted index, the Russell 2000® Index reflects changes in the capitalization, or market value, of the index stocks relative to the capitalization on a base date. The current Russell 2000® Index value is calculated by adding the market values of the index stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. Russell then divides the total market capitalization by a divisor, which represents the “adjusted” capitalization of the Russell 2000® Index on the base date of December 31, 1986. To calculate the Russell 2000® Index, last sale prices will be used for exchange-traded and NASDAQ stocks. In the event of a market disruption resulting in any index stock price to be unavailable, Russell will generally use the last reported price for such index stock for the purpose of performance calculation. If an index stock is halted, it will remain in the Russell 3000 Index at the last traded price until the time such index stock resumes trading or is officially delisted.

In order to provide continuity for the Russell 2000® Index’s value, Russell adjusts the divisor periodically to reflect events including changes in the number of common shares outstanding for index stocks, company additions or deletions, corporate restructurings and other capitalization changes.

Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in corporate filings with the Securities and Exchange Commission. Other sources are used in cases of missing or questionable data.

Russell considers the following types of shares to be unavailable for the purposes of capitalization determinations:

•	ESOP or LESOP shares — corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

•

Corporate cross-owned shares — when shares of a company in the index are held by another company also in the index, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;

•

Large private and corporate shares — large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the index that owns 10% or more of the shares outstanding. Not included in this class, however, are institutional holdings, including investment companies, partnerships, insurance companies, mutual funds, banks or venture capital firms, unless these firms have a direct relationship to the company, such as board representation, in which case they are considered strategic holdings and are included;

•	Unlisted share classes — classes of common stock that are not traded on a U.S. securities exchange are adjusted;

•

Initial public offering lock-ups — shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the index; and

•

Government holdings — those holdings listed as “government of” are considered unavailable and will be removed entirely from available shares. Shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%. Any holding by a government pension plan is considered institutional holdings and will not be removed from available shares.

Corporate Actions Affecting the Russell 2000® Index

The following summarizes the types of Russell 2000® Index maintenance adjustments and indicates whether or not Russell requires an index adjustment. Certain other events may also require adjustment to the index.

•

“No Replacement” Rule — Securities that leave the Russell 2000® Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000® Index over the past year will fluctuate according to corporate activity.

•

Rule for Deletions — When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the index at the close on the effective date or when the stock is no longer trading on the exchange if the corporate action is considered to be final prior to 2:00 p.m. Eastern Standard Time, or the following day if the corporate action is considered to be final after 2:00 p.m. Eastern Standard Time. Companies that file for a Chapter 7 liquidation bankruptcy or have filed a liquidation plan will be removed from the Russell 2000® Index at the time of the bankruptcy filing; whereas companies filing for a Chapter 11 reorganization bankruptcy will remain a member of the Russell 2000® Index, unless the company is de-listed from the primary exchange, in which case normal de-listing rules apply. Members of the Russell 2000® Index that are re-incorporated in a country other than the U.S., its territories or certain BDI countries are deleted when the re-incorporation is final.

•

Merger and Acquisition — When acquisitions or mergers take place within the Russell 2000® Index, the stock’s capitalization moves to the acquiring stock, hence, mergers have no effect on the index total capitalization. Shares are updated for the acquiring stock at the time the transaction is final. If the acquiring company is a member of the Russell 2000® Index, but the acquired company is not, the shares for the acquiring stock are adjusted at month-end. If the acquiring company is not a member of the Russell 2000® Index (or any of the other Russell indexes), there are two possibilities:

•

Reverse Merger — If the acquiring company is a private, non-publicly traded company or OTC company, Russell will review the action to determine if it is considered a reverse merger, defined as a transaction that results in a publicly traded company that meets all requirements for inclusion in a Russell index. If it is determined that an action is a reverse merger, the newly formed entity will be placed in the Russell 2000® Index, if appropriate, after the close of the day following the completion of the merger. The acquired company will be removed from the Russell 2000® Index simultaneously; and

•	Standard Action — The acquired company is deleted after the action is final.

•

Rule for Additions — The only additions between reconstitution dates are as a result of spin-offs and initial public offerings. Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 3000E™ Index at the latest reconstitution. A member of the Russell Global Index that is reincorporating to the U.S., its territories or certain BDI countries is eligible to be added to the Russell 2000® Index during reconstitution for membership. Eligible initial public offerings are added to the Russell 2000® Index at the end of each calendar quarter.

•

De-listed Stocks — When stocks from the Russell 2000® Index are deleted as a result of exchange de-listing or reconstitution, the price used will be the closing primary exchange price on the day of deletion, or the following day using the closing OTC bulletin board price.

Updates to Share Capital Affecting the Russell 2000® Index

Each month, Russell updates the Russell 2000® Index for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission. Effective April 30, 2002, only cumulative changes to shares outstanding greater than 5% will be reflected in the Russell 2000® Index. This does not affect treatment of major corporate events, which are effective on the ex-date.

Pricing of Securities Included in the Russell 2000® Index

Effective on January 1, 2002, primary exchange closing prices are used in the daily index calculations. FT Interactive data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily index calculations.

License Agreement between Russell Investment Group and The Goldman Sachs Group, Inc.

Frank Russell Company, doing business as Russell Investment Group (“Russell”) and The Goldman Sachs Group, Inc. or Goldman, Sachs & Co. have entered into a non-exclusive license agreement granting us and our affiliates (collectively, “Goldman Sachs”), in exchange for a fee, permission to use the Russell 2000® Index in connection with the offer and sale of the non-principal protected underlier-linked notes. Goldman Sachs is not affiliated with Russell; the only relationship between Russell and Goldman Sachs is the licensing of the use of the Russell 2000® Index (a trademark of Russell) and trademarks relating to the Russell 2000® Index.

Neither Goldman Sachs nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the Russell 2000® Index or any successor index.

The non-principal protected underlier-linked notes are not sponsored, endorsed, sold or promoted by Russell. Russell makes no representation or warranty, express or implied, to the owners of the non-principal protected underlier-linked notes or any member of the public regarding the advisability of investing in securities generally or in the non-principal protected underlier-linked notes particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. Russell’s only relationship to Goldman Sachs is the licensing of certain trademarks and trade names of Russell and of the Russell 2000® Index which is determined, composed and calculated by Russell without regard to Goldman Sachs or the non-principal protected underlier-linked notes. Russell is not responsible for and has not reviewed the non-principal protected underlier-linked notes nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the non-principal protected underlier-linked notes.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GOLDMAN, SACHS, INVESTORS, OWNERS OF THE NON PRINCIPAL PROTECTED UNDERLIER-LINKED NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The iShares® MSCI Emerging Markets

Index Fund

The shares of the iShares® Fund are issued by iShares, Inc., a registered investment company. The iShares® Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The iShares® MSCI Emerging Markets Index Fund trades on the NYSE

Arca under the ticker symbol “EEM”. BlackRock Fund Advisors (“BFA”) serves as the investment advisor to the iShares® MSCI Emerging Markets Index Fund.

BFA, as the investment advisor to the iShares® Fund, employs a technique known as representative sampling to track the MSCI Emerging Markets Index. The iShares® Fund generally invests at least 90% of its assets in the securities of the MSCI Emerging Markets Index and in American Depositary Receipts or Global Depositary Receipts based on the securities of the MSCI Emerging Markets Index. The iShares® Fund may invest the remainder of its assets in securities not included in the MSCI Emerging Markets Index, but which BFA believes will help the iShares® Fund track the MSCI Emerging Markets Index, or in futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates. BFA will waive portfolio management fees in an amount equal to the portfolio management fees of such other iShares® funds for any portion of the iShares® Fund’s assets invested in shares of such other funds.

We obtained the following fee information from the iShares® Fund website, without independent verification. The investment advisor is entitled to receive a management fee from the iShares® Fund based on the iShares® Fund’s allocable portion of the aggregate of the average daily net assets of the iShares® Fund as follows: 0.75% per annum of aggregate net assets of the index fund less than or equal to $14.0 billion, plus 0.68% per annum of the aggregate net assets of the iShares® Fund on amounts over $14.0 billion and up to and including $28.0 billion, plus 0.61% per annum of the aggregate net assets of the iShares® Fund on amounts over $28.0 billion, up to and including $42.0 billion, plus 0.56% per annum of the aggregate net assets of the iShares® Fund on amounts over $42.0 billion, up to and including $56.0 billion, plus 0.50% per annum of the aggregate net assets of the iShares® Fund on amounts over $56.0 billion, up to and including $70.0 billion, plus 0.45% per annum of the aggregate net assets of the iShares® Fund on amounts over $70.0 billion, up to and including $84.0 billion and 0.40% per annum of the aggregate net assets of the iShares® Fund on amounts in excess of $84.0 billion. As of March 25, 2011, the expense ratio of the iShares® Fund was 0.69% per annum.

For additional information regarding iShares Inc., BFA, the iShares® Fund and the risk factors attributable to the iShares® Fund, please see the Prospectus, dated January 1, 2011, filed as part of the Registration Statement on Form N-1A with the SEC on December 17, 2010 under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended (File Nos. 033-97598 and 811-09102, respectively). Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the iShares® Fund, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the iShares® website at www.ishares.com. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

If a market disruption event occurs with respect to the iShares® Fund, the calculation agent will have discretion to adjust the closing level of the iShares® Fund on an observation date or to determine it in a different manner as described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day for the S&P 500® Index, the MSCI EAFE Index, the Russell 2000® Index or the iShares® Fund” above.

Investment Objective and Strategy

The iShares® Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as represented by the MSCI Emerging Markets Index. The iShares® Fund’s investment objective and the MSCI Emerging Markets Index may be changed at any time.

The return on your notes is linked to the performance of the iShares® MSCI Emerging Markets Index Fund, and not to the performance of the MSCI Emerging Markets Index on which the iShares® Fund is based. Although the iShares® Fund seeks results that correspond generally to the performance of the MSCI Emerging Markets Index, the iShares® Fund follows a strategy of “representative sampling,” which means the iShares® Fund’s holdings do not identically correspond to the holdings and weightings of the MSCI Emerging Markets Index, and may significantly diverge from the MSCI Emerging Markets Index. Although the iShares® Fund generally invests at least 90% of its assets in some of the same securities as those contained in the MSCI Emerging Markets Index and in depositary receipts representing the same securities as those contained in the MSCI Emerging Markets Index, it does not hold all of the securities underlying the MSCI Emerging Markets Index and may invest the remainder in securities that are not contained in the MSCI Emerging Markets Index, or in other types of investments. Additionally, when the iShares® Fund purchases securities not held by the MSCI Emerging Markets Index, the iShares® Fund may be exposed to additional risks, such as counterparty credit risk or liquidity risk, to which the MSCI Emerging Markets Index components are not exposed. Therefore, your investment in the iShares® Fund will not directly track the performance of the underlying index and there may be significant variation between the performance of the iShares® Fund and the MSCI Emerging Markets Index on which it is based.

iShares® MSCI Emerging Markets Index Fund

Stock Weighting by Country

as of February 28, 2011**

Country:	Percentage (%)*
Bermuda	0.01
Brazil	16.35
Cayman Islands	0.03
Chile	1.45
China	16.99
Colombia	0.46
Czech Republic	0.44
Egypt	0.29
Hong Kong	0.16
Hungary	0.63
India	5.52
Indonesia	2.30
Luxembourg	0.03
Malaysia	3.37
Mexico	4.52
Peru	0.61
Philippines	0.82
Poland	1.55
Russia	7.53
South Africa	7.51
South Korea	14.12
Taiwan	11.95

Country:	Percentage (%)*
Thailand	1.59
Turkey	1.44
United States	0.17

iShares® MSCI Emerging Markets Index Fund

Stock Weighting by Sector

as of February 28, 2011

Sector:	Percentage (%)*
Energy	15.75
Materials	14.60
Industrials	7.17
Consumer Discretionary	6.97
Consumer Staples	6.39
Health Care	0.97
Financials	23.90
Information Technology	13.20
Telecommunication Services	7.35
Utilities	3.34
Other/Undefined	0.35

*	Percentages may not sum to 100% due to rounding.
**	A list of constituent stocks can be found at http://us.ishares.com/product_info/fund/overview/EEM.htm

Sector designations are determined by the iShares® Fund investment advisor using criteria it has selected or developed. Fund advisors or index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between funds or indices with different fund advisors or index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the index funds or indices.

Representative Sampling

BFA uses a representative sampling strategy to track the MSCI Emerging Markets Index. Representative sampling is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the underlying index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the underlying index. Funds may or may not hold all of the securities that are included in the underlying index.

Correlation

The MSCI Emerging Markets Index is a theoretical financial calculation while the iShares® Fund is an actual investment portfolio. The performance of the iShares® Fund and the MSCI Emerging Markets Index will vary somewhat due to transaction costs, foreign currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the iShares® Fund’s portfolio and the MSCI Emerging Markets Index resulting from legal restrictions (such as diversification requirements that apply to the iShares® Fund but not to the MSCI Emerging Markets Index) or representative sampling. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The iShares® Fund, using representative sampling, can be expected to have a greater tracking error than an index fund using a replication indexing strategy. “Replication” is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index. The annual tracking error of the iShares® Fund measured from the inception of the fund to March 24, 2011 is 0.29%.

Industry Concentration Policy

The index fund will not concentrate its investments (i.e., hold 25% or more of its total assets in the stocks of a particular industry or group of industries), except that, to the extent practicable, the index fund will concentrate its investments to approximately the same extent that the MSCI Emerging Markets Index concentrates in the stocks of such particular industry or group of industries.

Creation Units

The iShares MSCI Emerging Markets Index Fund issues and redeems shares at its net asset value per share only in blocks of 450,000 shares or multiples thereof (“Creation Units”). As a practical matter, only institutions or large investors purchase or redeem Creation Units. These transactions are usually effected in exchange for a basket of securities similar to the iShares MSCI Emerging Markets Index Fund’s portfolio and an amount of cash. Except when aggregated in Creation Units, shares of the iShares MSCI Emerging Markets Index Fund are not redeemable securities.

Redemptions of Creation Units may cause temporary dislocations in tracking errors.

Share Prices

The approximate value of one share of the iShares MSCI Emerging Markets Index Fund is disseminated every fifteen seconds throughout the trading day by the national securities exchange on which the iShares MSCI Emerging Markets Index Fund is listed or by other information providers or market data vendors. This approximate value should not be viewed as a “real-time” update of the net asset value, because the approximate value may not be calculated in the same manner as the net asset value, which is computed once a day. The approximate value generally is determined by using current market quotations and/or price quotations obtained from broker-dealers that may trade in the portfolio securities held by the iShares MSCI Emerging Markets Index Fund. The iShares MSCI Emerging Markets Index Fund is not involved in, or responsible for, the calculation or dissemination of the approximate value and makes no warranty as to its accuracy.

The MSCI Emerging Markets Index

The information below is included only to give insight to the underlying index, the performance of which the iShares® Fund attempts to mirror. Your note is linked to the performance of the iShares® Fund and not to the underlying index and the iShares® Fund may not hold the same securities as the underlying index, and the holdings may diverge substantially.

The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI Inc., which we refer to as “MSCI”, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.

The MSCI Emerging Markets Index is part of the MSCI Global Investable Markets Indices, the methodology of which is described below.

Additional information about the MSCI Global Investable Market Indices is available on the following website: http://www.mscibarra.com/products/indices/GIMI.html. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

Index Calculation. The performance of the MSCI Emerging Markets Index is a free float weighted average of the U.S. dollar values of the equity securities (the “component securities”) constituting of the MSCI indexes for the selected countries (the “component country indices”). Each component country index is a sampling of equity securities across industry groups in such country’s equity markets. See “— Maintenance of the MSCI Emerging Markets Index and the Component Country Indices” below.

Prices used to calculate the value of the component securities in the MSCI Emerging Markets Index are the official exchange closing prices or prices accepted as such in the relevant market. In the event of a market disruption resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by WM/Reuters at 4:00 P.M. London Time. The U.S. dollar value of the MSCI Emerging Markets Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the component securities. The MSCI Emerging Markets Index was launched on December 31, 1987 at an initial value of 100.

Maintenance of the MSCI Emerging Markets Index and the Component Country Indices. In order to maintain the representativeness of the MSCI Emerging Markets Index, structural changes to the MSCI Emerging Markets Index as a whole may be made by adding or deleting component country indices and the related component securities. Currently, such changes in the MSCI Emerging Markets Index may only be made on four dates throughout the year: after close of the last scheduled business day of each February, May, August and November.

MSCI may add additional component country indices to the MSCI Emerging Markets Index or subtract one or more of its current component country indices prior to the maturity date. Any such adjustments are made to the MSCI Emerging Markets Index so that the value of the MSCI Emerging Markets Index at the effective date of such change is the same as it was immediately prior to such change.

Each component country index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each component country index, emphasis is also placed on its continuity, replicability and on minimizing turnover.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the component country indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full component country index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed semi-annual timetable.

Ongoing event-related changes to the component country indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the component country indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available. Additions of newly listed equity securities to the country indices are generally made as part of regular index reviews but initial public offerings of a significant size may be eligible for inclusion earlier.

The quarterly index review process is designed to ensure that the component country indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by timely reflecting significant market driven changes that were not captured in the MSCI Emerging Markets Index at the time of their actual occurrence and that should not wait until the semi-annual index review due to their importance. These quarterly index reviews may result in additions and deletions of component securities from a component country index and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to component securities may result from: the addition of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for component securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa, and/or updates to the number of shares outstanding; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August.

The semi-annual index review is designed to systematically reassess the component securities of the index. During each semi-annual index review, the universe of component securities is updated and the global minimum size range for the MSCI Emerging Markets Index is recalculated, which is based on the full market capitalization and the cumulative free float-adjusted market capitalization coverage of each security that is eligible to be included in the MSCI Emerging Markets Index. The following index maintenance activities, among others, are undertaken during each semi-annual index review: the component securities are updated by identifying new equity securities that were not part of the MSCI Emerging Markets Index at the time of the previous quarterly index review; the minimum size requirement for the MSCI Emerging Markets Index is updated and new companies are evaluated relative to the new minimum size requirement; existing component securities that do not meet the minimum liquidity requirements of the MSCI Emerging Markets Index may be removed; and changes in “foreign inclusion factors” are implemented. During a semi-annual index review, component securities may be added or deleted from a component country index for a range of reasons, including the reasons discussed with respect to component securities changes during quarterly index reviews as discussed above. The results of the semi-annual index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day of May and November.

Index maintenance also includes monitoring and completing adjustments for share changes, stock splits, stock dividends, rights issues and stock price and other adjustments including adjustments to the price adjustment factor due to company restructurings or other corporate events. Index maintenance of the component country indices is reflected in the MSCI Emerging Markets Index.

Selection of Component Securities and Calculation of and Adjustment for Free Float. The selection of the component securities for each component country index is based on the following guidelines:

•	define the universe of listed securities within each country;
•	adjust the total market capitalization for each security for its respective free float available to foreign investors;

•	classify securities into industry groups under the Global Industry Classification Standard (GICS); and

•	select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a “foreign inclusion factor” for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of less than 0.15 will not be eligible for inclusion in MSCI’s indices.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

The Dow Jones-UBS Commodity IndexSM

The Dow Jones-UBS Commodity IndexSM was created by AIG International, Inc. (“AIGI”) in 1998 and acquired by UBS Securities LLC (“UBS” or “UBS Securities”) in May 2009, at which time UBS and Dow Jones & Company, Inc. (“Dow Jones”) entered into an agreement to jointly market the index. Dow Jones subsequently assigned all its interests in such agreement to CME Index Services LLC (“CME Indexes”). Pursuant to such agreement, CME Indexes, in conjunction with UBS, calculates the Dow Jones-UBS Commodity IndexSM (”DJ-UBS CISM”), the index (which is calculated on an excess return basis), a total return index based on the DJ-UBS CISM and other related indices and sub-indices. The methodology for determining the composition and weighting of the index and for calculating its value is subject to modification at any time.

The index currently is composed of the prices of nineteen exchange-traded contracts on physical commodities. An exchange-traded commodity contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. The commodities included in the index for 2011 are: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc. Futures contracts on the index are currently listed for trading on the Chicago Board of Trade (“CBOT”).

The Dow Jones-UBS Commodity Index Supervisory Committee. The Dow Jones-UBS Commodity Index Supervisory Committee (which we refer to as the “DJ-UBS CISM supervisory committee”) exists to assist Dow Jones and UBS Securities in connection with the operation of the index and other related indices and sub-indices. The DJ-UBS CISM supervisory committee is comprised of three members, two of whom are appointed by UBS and one of whom is appointed by Dow Jones, and will make all final decisions relating to the index. The DJ-UBS CISM supervisory committee meets annually to consider any changes to be made to the index for the coming year, but may also meet at such other times as may be necessary.

As described in more detail below, the index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the index are determined each year in the third or fourth quarter of the year immediately prior to the year such weightings are effective by UBS Securities under the supervision of the DJ-UBS CISM supervisory committee and are published as promptly as practicable.

Set forth below is a summary of the composition of, and the methodology used to calculate, the index as of the date of this prospectus supplement. The methodology for determining the composition and weighting of the index and for calculating its value is subject to modification in a manner consistent with the purposes of the index, as described below. CME Indexes and UBS Securities make the official determination of the composition and weighting of the index and the calculation of its value.

Goldman, Sachs & Co., and/or certain of its affiliates will trade the contracts comprising the index, as well as the underlying commodities and other derivative instruments thereon, for their proprietary accounts and other accounts under their management. Goldman, Sachs & Co., and/or certain of its affiliates may underwrite or issue other securities or financial instruments linked to the index and related indices. These activities could present certain conflicts of interest and could adversely affect the value of the index. There may be conflicts of interest between you and Goldman, Sachs & Co.

Composition of the Dow Jones-UBS Commodity IndexSM

Commodities Available For Inclusion in the Index. With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metal Exchange (“LME”), each of the commodities with the potential for inclusion in the index is the subject of a commodity contract that trades on a U.S. exchange.

The 23 potential commodities currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, lean hogs, live cattle, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

The 19 commodities underlying the index selected for 2011 are aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.

Designated Contracts for Each Commodity. A commodity contract known as a “designated contract” is selected for each commodity. With the exception of several LME contracts, where UBS believes that there exists more than one commodity contract with sufficient liquidity to be chosen as a designated contract for a commodity, UBS has historically chosen the commodity contract that is traded in North America and denominated in dollars. If more than one such contract exists, the UBS has selected the most actively traded contract. Data concerning this designated contract will be used to calculate the index. The termination or replacement of a commodity contract on an established exchange occurs infrequently; if a designated contract were to be terminated or replaced, a comparable commodity contract would be selected, if available, to replace the designated contract.

The designated contracts for the commodities included in the index as of March 24, 2011 and weightings for the commodities as of March 24, 2011 are as follows:

Commodity	Designated Contract	Trading Facility	Weighting (%)
Aluminum	High Grade Primary Aluminum	LME	4.99
Coffee	Coffee “C”	NYBOT	2.48
Copper*	Copper	COMEX	7.10
Corn	Corn	CBOT	7.51
Cotton	Cotton	NYBOT	2.73
Crude Oil	Light, Sweet Crude Oil	NYMEX	10.08
Gold	Gold	COMEX	4.03
Heating Oil	Heating Oil	NYMEX	2.34
Lean Hogs	Lean Hogs	CME	3.33
Live Cattle	Live Cattle	CME	10.16
Natural Gas	Henry Hub Natural Gas	NYMEX	2.30
Nickel	Primary Nickel	LME	4.02
Silver	Silver	COMEX	3.89
Soybean Oil	Soybean Oil	CBOT	2.65
Soybeans	Soybeans	CBOT	7.12
Sugar	World Sugar No. 11	NYBOT	2.78
Unleaded Gasoline	Reformulated Blendstock for Oxygen Blending	NYMEX	3.98
Wheat	Wheat	CBOT	15.95
Zinc	Special High Grade Zinc	LME	2.58

*        The Dow Jones-UBS Commodity IndexSM uses the High Grade Copper contract traded on the COMEX division of the New York Mercantile Exchange for copper contract prices and LME volume data in determining the weighting for the Dow Jones-UBS Commodity IndexSM.

In addition to the commodities set forth in the above table, cocoa, lead, platinum and tin also are considered for inclusion in the index.

The composition of the index is recalculated by UBS Securities in the third or fourth quarter of each year, under the supervision of the DJ-UBS CISM supervisory committee, taking into account the relative liquidity and production percentages for each commodity designated for potential inclusion in the index.

Commodity Groups. For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the index are assigned to “commodity groups”. The commodity groups, and the commodities currently included in each commodity group, are as follows:

Commodity Group	Commodity
Energy:	Crude Oil
Heating Oil
Natural Gas
Unleaded Gasoline
Precious Metals:	Gold
Platinum
Silver
Industrial Metals:	Aluminum
Copper
Lead
Nickel
Tin
Zinc
Livestock:	Live Cattle
Lean Hogs
Grains:	Corn
Soybeans
Soybean Oil
Wheat
Softs:	Cocoa
Coffee
Cotton
Sugar

Annual Reweighting and Rebalancing of the

Dow Jones-UBS Commodity IndexSM

The index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the index are determined in the third or fourth quarter of each year by UBS

Securities under the supervision of the DJ-UBS CISM supervisory committee, announced as promptly as practicable, and implemented the following January.

Determination of Relative Weightings. The relative weightings of the component commodities included in the index are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively. In the third or fourth quarter of each year, for each commodity designated for potential inclusion in the index, liquidity is measured by the commodity liquidity percentage (which we refer to as the “CLP”) and production by the commodity production percentage (which we refer to as the “CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the designated contract for that commodity times the number of units per contract, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the designated contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the index. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the commodity index percentage (which we refer to as the “CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities included in the index and their respective percentage weights.

The index is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the index, the following diversification rules are applied to the annual reweighting and rebalancing of the index as of January of the applicable year:

•	No single commodity (e.g., natural gas or silver) may constitute more than 15% of the index.

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the index.

•	No related group of commodities designated as a “commodity group” above (e.g. energy, precious metals, livestock, or grains) may constitute more than 33% of the index.

•	No single commodity (e.g., natural gas or silver) may constitute less than 0.5% of the index.

Following the annual reweighting and rebalancing of the index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Commodity Index Multipliers. Following application of the diversification rules discussed above, CIPs are incorporated into the index by calculating the new unit weights for each commodity included in the index. On the fourth DJ-UBS CISM business day of the year (which we refer to as the “CIM determination date”), the CIPs, along with the settlement values on that date for designated contracts included in the index, are used to determine a commodity index multiplier (which we refer to as the “CIM”) for each commodity included in the index. This CIM is used to achieve the percentage weightings of the commodities included in the index, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each commodity included in the index will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Calculations

The index is calculated by CME Indexes, in conjunction with UBS Securities, by applying the impact of the changes to the prices of commodity contracts included in the index (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the index is a mathematical process whereby the CIMs for the commodities included in the index are multiplied by respective prices in U.S. dollars for the applicable designated contracts. These products are then summed. The percentage change in this sum is then applied to the immediately preceding index value to calculate the then current index value.

The Dow Jones-UBS Commodity IndexSM Is a Rolling Index. The index is composed of contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically contracts on physical commodities specifying delivery on a nearby date must be sold and contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five DJ-UBS CISM business days each month according to a pre-determined schedule. This process is known as “rolling” a futures position. The index is, therefore, a “rolling index”.

Index Calculation Disruption Events. From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the index will be adjusted in the event that UBS Securities determines that any of the following index calculation disruption events exists:

•	termination or suspension of, or material limitation or disruption in the trading of any commodity contract used in the calculation of the index on that day,

•	the settlement value of any commodity contract used in the calculation of the index reflects the maximum permitted price change from the previous day’s settlement value,

•	the failure of an exchange to publish official settlement values for any commodity contract used in the calculation of the index, or

•	with respect to any commodity contract used in the calculation of the index that trades on the LME, a business day on which the LME is not open for trading.

If a DJ-UBS CISM market disruption event occurs on any day during a hedge roll period in any month other than January, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist. If any of these conditions exist throughout the hedge roll period, the roll with respect to the affected contract will be effected in its entirety on the next day on which such conditions no longer exist. The market disruption event will not postpone the roll for any other commodity contract for which a market disruption event has not occurred.

In addition, in the event that a DJ-UBS CISM market disruption event occurs during the hedge roll period scheduled for January of each year affecting a commodity contract included in the index, the rolling or rebalancing of the relevant designated contract will occur in all cases over five DJ-UBS CISM business days on which no market disruption event exists. The hedge roll period in January, and the resulting rebalancing that is occurring, will be extended if necessary until the affected designated contract finishes rolling. The amounts of a particular commodity contract rolled or rebalanced in January will always be distributed over five DJ-UBS CISM business days, and rolling weight will not be more than 20% on any day following a market disruption event during such hedge roll period. This change affects only the rolling or rebalancing process in January, with no change to the rules for rolling commodity contracts in other monthly hedge roll periods.

License

The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services LLC (“CME Indexes”), and UBS Securities LLC (“UBS Securities”), and have been licensed for use. “Dow Jones®”, “DJ”, “Dow Jones Indexes”, “UBS”, “DJ-UBS Commodity IndexesSM”, and “DJ-UBSCISM” are service marks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be and have been licensed for use for certain purposes by The Goldman Sachs Group, Inc.

The notes are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities CME Indexes or any of their subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the notes particularly. The only relationship of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates to the Licensee is the licensing of certain trademarks, trade names and service marks and of the DJ-UBSCISM, which is determined, composed and calculated by CME Indexes in conjunction with UBS Securities without regard to The Goldman Sachs Group, Inc. or the notes. Dow Jones, UBS Securities and CME Indexes have no obligation to take the needs of The Goldman Sachs Group, Inc. or the owners of the notes into consideration in determining, composing or calculating DJ-UBSCISM. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to notes customers, in connection with the administration, marketing or trading of the notes. Notwithstanding the foregoing, UBS AG, UBS Securities, CME Group Inc. and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by Licensee, but which may be similar to and competitive with the notes. In addition, UBS AG, UBS Securities, CME Group Inc. and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-UBS Commodity IndexSM and Dow Jones-UBS Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-UBS Commodity IndexSM and notes.

This prospectus supplement relates only to notes and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-UBS Commodity IndexSM components. Purchasers of the notes should not conclude that the inclusion of a futures contract in the Dow Jones-UBS Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates. The information in this prospectus supplement regarding the Dow Jones-UBS Commodity IndexSM components has been derived solely from publicly available documents. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-UBS Commodity IndexSM components in connection with notes. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-UBS Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE GOLDMAN SACHS GROUP, INC., OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS AG, UBS SECURITIES, CME

INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG UBS SECURITIES, CME INDEXES AND THE GOLDMAN SACHS GROUP, INC., OTHER THAN UBS AG AND THE LICENSORS OF CME INDEXES.

Historical High, Low and Closing Levels of the Underliers

The respective closing levels of the underliers have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing levels of the underliers during any period shown below is not an indication that the underliers are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the underliers as an indication of the future performance of the underliers. We cannot give you any assurance that the future performance of the underliers or the underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underliers. The actual performance of the underliers over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below.

The tables below shows the high, low and final closing levels of the underliers for each of the four calendar quarters in 2008, 2009 and 2010 and the first calendar quarter of 2011 (through March 25, 2011). We obtained the closing levels listed in the table below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Closing Levels of the S&P 500® Index

	High	Low	Close
2008
Quarter ended March 31	1,447.16	1,273.37	1,322.70
Quarter ended June 30	1,426.63	1,278.38	1,280.00
Quarter ended September 30	1,305.32	1,106.39	1,166.36
Quarter ended December 31	1,161.06	752.44	903.25
2009
Quarter ended March 31	934.70	676.53	797.87
Quarter ended June 30	946.21	811.08	919.32
Quarter ended September 30	1,071.66	879.13	1,057.08
Quarter ended December 31	1,127.78	1,025.21	1,115.10
2010
Quarter ended March 31	1,174.17	1,056.74	1,169.43
Quarter ended June 30	1,217.28	1,030.71	1,030.71
Quarter ended September 30	1,148.67	1,022.58	1,144.20
Quarter ended December 31	1,259.78	1,137.03	1,257.64
2011
Quarter ending March 31 (through March 25, 2011)	1,343.01	1,256.88	1,313.80

Historical Quarterly High, Low and Closing Levels of the MSCI EAFE Index

	High	Low	Close
2008
Quarter ended March 31	2,253.36	1,913.53	2,038.62
Quarter ended June 30	2,206.72	1,957.23	1,967.19
Quarter ended September 30	1,934.39	1,553.15	1,553.15
Quarter ended December 31	1,568.20	1,044.23	1,237.42
2009
Quarter ended March 31	1,281.02	911.39	1,056.23
Quarter ended June 30	1,361.36	1,071.10	1,307.16
Quarter ended September 30	1,580.58	1,251.65	1,552.84
Quarter ended December 31	1,617.99	1,496.75	1,580.77
2010
Quarter ended March 31	1,642.20	1,451.53	1,548.28
Quarter ended June 30	1,636.19	1,305.12	1,348.11
Quarter ended September 30	1,570.36	1,337.85	1,561.01
Quarter ended December 31	1,675.07	1,535.13	1,658.30
2011
Quarter ending March 31 (through March 25, 2011)	1,758.97	1,597.15	1,696.89

Historical Quarterly High, Low and Closing Levels of the Russell 2000® Index

	High	Low	Close
2008
Quarter ended March 31	753.55	643.97	687.97
Quarter ended June 30	763.27	686.07	689.66
Quarter ended September 30	754.38	657.72	679.58
Quarter ended December 31	671.59	385.31	499.45
2009
Quarter ended March 31	514.71	343.26	422.75
Quarter ended June 30	531.68	429.16	508.28
Quarter ended September 30	620.69	479.27	604.28
Quarter ended December 31	634.07	562.40	625.39
2010
Quarter ended March 31	690.30	586.49	678.64
Quarter ended June 30	741.92	609.49	609.49
Quarter ended September 30	677.64	590.03	676.14
Quarter ended December 31	792.35	669.45	783.65
2011
Quarter ending March 31 (through March 25, 2011)	834.82	773.18	823.85

Historical Quarterly High, Low and Closing Levels of the Dow Jones-UBS Commodity IndexSM

	High	Low	Close
2008
Quarter ended March 31	219.0930	181.1570	201.5980
Quarter ended June 30	234.1150	199.5660	233.0340
Quarter ended September 30	237.9530	167.3910	167.7760
Quarter ended December 31	167.4840	106.0920	117.2440
2009
Quarter ended March 31	123.4580	101.9990	109.7820
Quarter ended June 30	131.1160	107.4940	122.5360
Quarter ended September 30	132.9180	113.2370	127.6830
Quarter ended December 31	140.0458	124.1740	139.1873
2010
Quarter ended March 31	145.0288	126.5582	132.1517
Quarter ended June 30	136.7546	122.0239	125.7471
Quarter ended September 30	140.2939	123.9774	140.2939
Quarter ended December 31	162.3929	138.4738	162.3929
2011
Quarter ending March 31 (through March 25, 2011)	169.2792	157.5752	168.7355

Historical Quarterly High, Low and Closing Levels of the iShares® Fund

	High	Low	Close
2008
Quarter ended March 31	50.3248	42.1316	44.7561
Quarter ended June 30	51.6571	44.3964	45.1558
Quarter ended September 30	44.3964	31.304	34.5013
Quarter ended December 31	33.8718	18.2049	24.9493
2009
Quarter ended March 31	27.0675	19.9234	24.7894
Quarter ended June 30	34.6112	25.6287	32.2032
Quarter ended September 30	39.2574	30.7245	38.8777
Quarter ended December 31	42.0351	37.5288	41.4776
2010
Quarter ended March 31	43.1966	36.8101	42.0972
Quarter ended June 30	43.9562	36.1405	37.2998
Quarter ended September 30	44.7458	37.5697	44.7458
Quarter ended December 31	48.5538	44.7458	47.6200
2011
Quarter ending March 31 (through March 25, 2011)	48.3200	44.6300	47.3400

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. Federal income taxation in the accompanying prospectus.

The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a regulated investment company;

•	a life insurance company;

•	a tax-exempt organization;

•	a person that owns the notes as a hedge or that is hedged against interest rate risks;

•	a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or

•	a United States holder whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— United States Alien Holders” below.

Tax classification of your notes

Your notes will be treated as a debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, subject to the discussion below on fixed but deferred contingent payments, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes prior to your receipt of cash attributable to such income.

We have determined that the comparable yield for the notes is equal to     % per annum, compounded semi-annually, with a projected payment at maturity of $             based on an investment of $1,000. Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period
, 2011 through December 31, 2011
January 1, 2012 through December 31, 2012
January 1, 2013 through December 31, 2013
January 1, 2014 through December 31, 2014
January 1, 2015 through December 31, 2015
January 1, 2016 through , 2016

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

Fixed but deferred contingent payments

Notwithstanding the rules described above, special rules apply to a contingent payment debt instrument where all the remaining contingent payments on such instrument become fixed more than six months before all of the contingent payments on such instrument become due. In such a case, a holder would be required to make positive or negative adjustments to the interest inclusions in respect of such instrument over the remaining term for the instrument in a reasonable manner.

This rule would apply to your notes if on a date that is more than six months prior to maturity it becomes mathematically impossible (disregarding any remote possibility) for the notes to pay upon their maturity any amount other the face amount of the notes plus the minimum return. Although not entirely clear, we think that in such a case it would be reasonable for an initial holder of the notes to recognize an ordinary loss equal to any interest previously accrued on the notes in excess of the minimum payment at maturity, and to cease accruing interest over the remainder of the notes. Thereafter, any gain or loss you recognize from a subsequent sale of the notes should generally be characterized as capital gain or loss;

Additionally, if on a date that is more than six months prior to the notes’ maturity, the notes guarantee a payment in excess of the projected amount payable at maturity under the projected payment schedule, the Internal Revenue Service could take the position that holders must make a current positive adjustment and increase their interest inclusion, based on the minimum amount that holders are guaranteed to receive at maturity. Conversely, if on a date that is more than six months prior to the maturity of the notes the maximum amount that could be possibly paid at maturity is less than projected amount payable at maturity under the projected payment schedule, but could possibly be greater than the minimum return, a holder may be permitted to make a negative adjustment and reduce its interest accruals based on the maximum amounts that holders could possibly receive at maturity.

The amount of any positive or negative adjustments you may be required to make pursuant to the rules described above, will increase or decrease, respectively, the adjusted issue price and your adjusted basis in your notes.

The application to your notes of the rules governing contingent payments that become fixed are not clear, and the Internal Revenue Service could assert that the tax consequences to you should be different than described above.

Holders that purchase the notes at a price other than the adjusted issue price of the notes

If you purchase your notes at a price other than their adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment obligations) as of the time you purchase your notes. The original issue price of your notes will be the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Therefore, you may be required to make the adjustments described above even if you purchase your notes in the initial offering if you purchase your notes at a price other than the issue price.

If the adjusted issue price of your notes is greater than the price you paid for your notes, you must make positive adjustments increasing (i) the amount of interest that you would otherwise accrue and include in income each year, and (ii) the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative adjustments, decreasing (i) the amount of interest that you must include in income each year, and (ii) the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Special rules may apply to you if your basis in the notes differs for the note’s adjusted issue price, and if you are subject to rules described above regarding fixed but deferred contingent payments. Please consult your own tax advisor regarding the possible application of those rules to your notes.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

Sale, exchange and retirement of your notes

You will recognize income or loss upon the sale, exchange, or maturity of your notes in an amount equal to the difference, if any, between the cash amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes.

Except as described above with respect to certain fixed but deferred contingent payments, any income you recognize upon the sale, exchange, or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

Medicare Tax. For taxable years beginning after December 31, 2012, a U.S. person that is an individual, estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). Your net investment income will generally include any interest that you include in income from the notes in respect of either (i) current accruals based on the comparable yield or (ii) gain recognized upon the sale or maturity of your notes, unless such interest is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

United States Alien Holders

If you are a United States alien holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a United States alien holder if you are the beneficial owner of the notes and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the notes.

Backup Withholding and Information

Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

In addition, pursuant to recently enacted legislation, certain payments in respect of the notes made to corporate U.S. Holders after December 31, 2011 may be subject to information reporting and backup withholding.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts

(prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA or, with respect to a governmental plan under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to certain securities dealers at such price less a concession not in excess of 4.25% of the face amount.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $            . For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We expect to deliver the notes against payment therefor in New York, New York on          , 2011, which is expected to be the fifth scheduled business day following the date of this prospectus supplement and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any day prior to three business days before delivery will be required, by virtue of the fact that the notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of Interest

Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

Prospectus Supplement

Page

Summary Information	S-3
Hypothetical Examples	S-5
Additional Risk Factors Specific to Your Notes	S-9
Specific Terms of Your Notes	S-22
Use of Proceeds and Hedging	S-31
The Underliers	S-32
Supplemental Discussion of Federal Income Tax Consequences	S-59
Employee Retirement Income Security Act	S-63
Supplemental Plan of Distribution	S-64
Conflicts of Interest	S-64

Prospectus Supplement dated April 6, 2009
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-24
Employee Retirement Income Security Act	S-25
Supplemental Plan of Distribution	S-26
Validity of the Notes	S-27

Prospectus dated April 6, 2009
Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	49
Description of Units We May Offer	54
Description of Preferred Stock We May Offer	59
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	68
Description of Capital Stock of The Goldman Sachs Group, Inc	91
Legal Ownership and Book-Entry Issuance	96
Considerations Relating to Securities Issued in Bearer Form	102
Considerations Relating to Indexed Securities	106
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	109
Considerations Relating to Capital Securities	112
United States Taxation	116
Plan of Distribution	140
Employee Retirement Income Security Act	143
Validity of the Securities	144
Experts	144
Cautionary Statement Pursuant to the Private Litigation Reform Act of 1995	144

$

The Goldman Sachs

Group, Inc.

Index- and ETF-Linked Notes due

(Linked to the S&P 500® Index, the MSCI EAFE Index, the Russell 2000® Index, the Dow Jones — UBS Commodity IndexSM and the iShares® MSCI Emerging Markets Index Fund)

Medium-Term Notes,

Series D

Goldman, Sachs & Co.